TECHNICAL REPORT SUMMARY FRAC SAND RESOURCES AND RESERVES OAKDALE MINE Monroe County, Wisconsin Prepared For SMART SAND, INC. Spring, Texas By John T. Boyd Company Mining and Geological Consultants Pittsburgh, Pennsylvania Report No. 3555.021A FEBRUARY 2024

John T. Boyd Company Mining and Geological Consultants February 28, 2024 File: 3555.021A Mr. Christopher Green, CPA Controller Smart Sand, Incorporated 1000 Floral Vale Boulevard, Suite 225 Yardley, PA 19067 Subject: Technical Report Summary Frac Sand Resources and Reserves Oakdale Mine Monroe County, Wisconsin Dear Mr. Beckelman: This SK-1300-compliant technical report summary provides the results of John T. Boyd Company’s (BOYD) independent audit of the frac (proppant) sand resources and reserves for Smart Sand, Inc.’s (Smart Sand) holdings as of December 31, 2021. We wish to acknowledge the cooperation of Smart Sand management and staff for providing the technical, financial, and legal information used in completing this project. Our findings are based on BOYD’s extensive experience in preparing frac sand resource and reserve estimates used in U.S. Securities and Exchange Commission (SEC) filings, and our knowledge of frac sand mining in Wisconsin, Illinois, and throughout North America. Respectfully submitted, JOHN T. BOYD COMPANY By: John T. Boyd II President and CEO Q:\ENG_WP\3555.021 - SS S-K 1300\3555.021A\Cover Letter.docx Chairman James W. Boyd President and CEO John T. Boyd II Managing Director and COO Ronald L. Lewis Vice Presidents Robert J. Farmer Matthew E. Robb John L. Weiss Michael F. Wick William P. Wolf Managing Director - Australia George Cumplido Managing Director - China Jisheng (Jason) Han Managing Director – South America Carlos F. Barrera Managing Director – Metals Gregory B. Sparks Pittsburgh 4000 Town Center Boulevard, Suite 300 Canonsburg, PA 15317 (724) 873-4400 (724) 873-4401 Fax jtboydp@jtboyd.com Denver (303) 293-8988 jtboydd@jtboyd.com Brisbane 61 7 3232-5000 jtboydau@jtboyd.com Beijing 86 10 6500-5854 jtboydcn@jtboyd.com Bogota +57-3115382113 jtboydcol@jtboyd.com www.jtboyd.com

TABLE OF CONTENTS

			Page
LETTER OF TRANSMITTAL			
TABLE OF CONTENTS			
GLOSSARY AND ABBREVIATIONS			
1.0	EXECUTIVE SUMMARY		1-1
	1.1	Introduction	1-1
	1.2	Property Description	1-1
	1.3	Geology	1-2
	1.4	Exploration	1-3
	1.5	Frac Sand Reserves and Quality	1-3
	1.6	Operations	1-5
		1.6.1 Mining	1-5
		1.6.2 Processing	1-5
		1.6.3 Infrastructure	1-7
	1.7	Financial Analysis	1-7
		1.7.1 Market Analysis	1-7
		1.7.2 Historic Capital Expenditures, Operating Costs, and Pricing	1-12
		1.7.3 Projected Sales Revenue, Production Costs, and CAPEX	1-13
		1.7.4 Economic Analysis	1-14
	1.8	Regulation and Liabilities	1-15
	1.9	Conclusions	1-15
2.0	INTRODUCTION		2-1
	2.1	Registrant and Purpose	2-1
	2.2	Terms of Reference	2-1
	2.3	Expert Qualifications	2-2
	2.4	Principal Sources of Information	2-3
		2.4.1 Site Visits	2-3
		2.4.2 Reliance on Information Provided by the Registrant	2-4
	2.5	Effective Date	2-4
	2.6	Units of Measure	2-4
3.0	PROPERTY OVERVIEW		3-1
	3.1	Description and Location	3-1
	3.2	History	3-1
	3.3	Property Control	3-1
		3.3.1 Mineral Ownership	3-1
		3.3.2 Surface Ownership	3-3

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY 3.4 Adjacent Properties ........................................................................... 3-3 3.5 Regulation and Liabilities .................................................................. 3-3 3.6 Accessibility, Local Resources, and Infrastructure .......................... 3-3 3.7 Physiography .................................................................................... 3-4 3.8 Climate .............................................................................................. 3-4 4.0 GEOLOGY .................................................................................................... 4-1 4.1 Regional Geology ............................................................................. 4-1 4.2 Local Stratigraphy ............................................................................. 4-1 4.3 Frac Sand Geology ........................................................................... 4-3 5.0 EXPLORATION DATA ................................................................................. 5-1 5.1 Background ....................................................................................... 5-1 5.2 Exploration Procedures .................................................................... 5-1 5.2.1 Drilling and Sampling ............................................................ 5-1 5.2.2 Frac Sand Quality Testing ..................................................... 5-2 5.2.3 Other Exploration Methods ................................................... 5-2 5.3 Laboratory Testing Results ............................................................... 5-2 5.3.1 Grain Size Distribution ........................................................... 5-3 5.3.2 Grain Shape (Sphericity and Roundness) ............................. 5-3 5.3.3 Crush Resistance ................................................................... 5-3 5.3.4 Acid Solubility ......................................................................... 5-3 5.3.5 Turbidity ................................................................................ 5-4 5.3.6 Quality Summary ................................................................... 5-4 5.4 Data Verification ................................................................................ 5-4 6.0 FRAC SAND RESOURCES AND RESERVES ....................................... 6-1 6.1 Applicable Standards and Definitions ............................................... 6-1 6.2 Frac Sand Resources ....................................................................... 6-2 6.2.1 Methodology .......................................................................... 6-2 6.2.2 Classification ......................................................................... 6-4 6.2.3 Frac Sand Resource Estimate .............................................. 6-4 6.2.4 Validation .............................................................................. 6-4 6.3 Frac Sand Reserves ......................................................................... 6-5 6.3.1 Methodology .......................................................................... 6-5 6.3.2 Classification ......................................................................... 6-6 6.3.3 Frac Sand Reserve Estimate ................................................ 6-6

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY 7.0 MINING OPERATIONS .............................................................................. 7-1 7.1 Mining Method .................................................................................. 7-1 7.2 Mine Schedule, Equipment, and Staffing ......................................... 7-2 7.3 Mine Production ................................................................................ 7-3 7.3.1 Historical Mine Production .................................................... 7-3 7.3.2 Forecasted Production .......................................................... 7-3 7.3.3 Expected Mine Life ............................................................... 7-4 7.3.4 Mining Risk ............................................................................. 7-4 8.0 PROCESSING OPERATIONS ................................................................... 8-1 8.1 Overview ........................................................................................... 8-1 8.2 Conclusion ......................................................................................... 8-3 9.0 MINE INFRASTRUCTURE .......................................................................... 9-1 10.0 MARKET ANALYSIS ................................................................................ 10-1 10.1 Permian Basin .................................................................................. 10-2 10.2 Appalachian Basin (Marcellus/Utica Play) and Niobrara Basin ...... 10-4 11.0 CAPITAL, REVENUES, AND OPERATING COSTS .............................. 11-1 11.1 Introduction ..................................................................................... 11-1 11.2 Historical Capital Expenditures ....................................................... 11-1 11.3 Historical Revenues and Operating Costs ..................................... 11-1 11.3.1 Historical Revenues .............................................................. 11-1 11.4 Projected Production, Sales, and Costs .......................................... 11-4 11.4.1 Production and Sales Projections ........................................ 11-4 11.4.2 Operating Cost Projections .................................................. 11-5 11.4.3 Projected Capital Expenditures ............................................ 11-6 12.0 ECONOMIC ANALYSIS ........................................................................... 12-1 12.1 Introduction ..................................................................................... 12-1 12.2 Economic Analysis .......................................................................... 12-2 12.2.1 Cash Flow Analysis .............................................................. 12-2 12.2.2 Sensitivity Analyses .............................................................. 12-4 13.0 PERMITTING AND COMPLIANCE ......................................................... 13-1 13.1 Permitting ........................................................................................ 13-1 13.2 Compliance ..................................................................................... 13-1 14.0 INTERPRETATION AND CONCLUSIONS ............................................. 14-1 14.1 Findings ........................................................................................... 14-1 14.2 Significant Risks and Uncertainties ................................................ 14-1

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY List of Tables 1.1 Oakdale Mine Exploration Drilling Campaign Summary .............................. 1-3 1.2 Reserves as of December 31, 2021 .............................................................. 1-4 1.3 Oakdale API/ISO Test Results for the DDH-1-10 Composite Sample ......... 1-4 1.4 Historical Capital Expenditures .................................................................... 1-12 1.5 Historical Sales Statistics ............................................................................. 1-12 1.6 Historical Average Mine Gate Pricing .......................................................... 1-12 1.7 Historical Cost of Production ....................................................................... 1-13 1.8 Oakdale Sales Projections........................................................................... 1-13 1.9 Annual Dollars per Ton Sold Cash Cost Projections .................................. 1-13 1.10 Summary Cash Flow Statement .................................................................. 1-14 1.11 DCF-NPV ..................................................................................................... 1-14 3.1 Climate Data for Oakdale Mine – Monroe County, Wisconsin .................... 3-4 5.1 Oakdale Mine Exploration Drilling Campaign Summary .............................. 5-1 5.2 Weighted Average Particle Size Distribution ................................................ 5-3 5.3 Oakdale API/ISO Test Results for the DDH-1-10 Composite Sample ......... 5-4 6.1 Oakdale Property Drill Hole Spacing Parameters ........................................ 6-4 6.2 Mineable and Reserve Tons as of December 31, 2021 ............................... 6-6 6.3 Reserves as of December 31, 2021 .............................................................. 6-6 7.1 Historic ROM Production .............................................................................. 7-3 7.2 Forecasted ROM Production Tons ............................................................... 7-3 11.1 Historical Capital Expenditures ................................................................... 11-1 11.2 Historical Sales Statistics ............................................................................. 11-1 11.3 Historical Average Mine Gate Pricing ......................................................... 11-2 11.4 Historical Cost of Production ....................................................................... 11-4 11.5 Oakdale Production Projections .................................................................. 11-4 11.6 Oakdale Sales Projections........................................................................... 11-5 11.7 Annual Cash Cost Projections ..................................................................... 11-5 11.8 Annual Dollars Per Ton Sold Cash Cost Projections .................................. 11-6 12.1 Summary Cash Flow Statement ................................................................. 12-2 12.2 DCF-NPV .................................................................................................... 12-2 12.3 Pre-Tax and After-Tax Cash Flow Analysis ................................................ 12-3 12.4 Sensitivity Analysis – Weighted Average Sales Prices .............................. 12-4 12.5 Pre-Tax DCF-NPV at 10% .......................................................................... 12-4 12.6 Pre-Tax DCF-NPV at 12% .......................................................................... 12-5 12.7 Pre-Tax DCF-NPV at 15% .......................................................................... 12-5 12.8 After-Tax DCF-NPV at 10% ......................................................................... 12-5 12.9 After-Tax DCF-NPV at 12% ......................................................................... 12-6 12.10 After-Tax DCF-NPV at 15% ......................................................................... 12-6

TABLE OF CONTENTS - Continued

Page

List of Figures

1.1	Oakdale Processing Plants and Rail Loadouts	1-6
1.2	Permian Basin HZ Permit Submissions vs. Rigs	1-8
1.3	Permian Oil Production and Natural Gas Production	1-8
1.4	Permian Drilled but Uncompleted Wells	1-9
1.5	Appalachian Rig Count and Production per Rig	1-10
1.6	Appalachian Gas Production	1-10
1.7	Niobrara Oil and Gas Rig Count and Productivity	1-11
1.8	Niobrara Oil and Gas Production	1-11
3.1	General Location Map	3-2
4.1	Bedrock Stratigraphic Units in Wisconsin	4-2
4.2	Cross Section A-A' Oakdale Property	4-4
6.1	Relationship Between Frac Sand Resources and Frac Sand Reserves	6-2
6.2	Topographic Map Showing Proven and Probable Reserves	6-7
7.1	West Side "bluff" Mining at Oakdale	7-2
7.2	Oakdale Proposed Mine Plan	7-4
8.1	Oakdale Processing Plants and Rail Loadouts	8-1
8.2	East Wet 1 and Dry 2	8-2
8.3	East Side Rail Loading Facilities	8-3
10.1	WTI Crude Oil CME Futures Price	10-1
10.2	Permian Basin HZ Permit Submissions vs. Rigs	10-2
10.3	Permian Oil Production and Natural Gas Production	10-3
10.4	Permian Drilled but Uncompleted Wells	10-3
10.5	Appalachian Rig Count and Production per Rig	10-4
10.6	Appalachian Gas Production	10-5
10.7	Niobrara Oil and Gas Rig Count and Productivity	10-5
10.8	Niobrara Oil and Gas Production	10-6
11.1	Product Size as a Percentage of Total Tons Sold	11-2
11.2	Oakdale Contact and Spot Sales	11-3
11.3	Oakdale Top 5 Customers (Grouped) as a Percentage of Total Revenues	11-3

Q:\ENG_WP\3555.021 - SS S-K 1300\3555.021A\TOC.doc

JOHN T. BOYD COMPANY

1 JOHN T. BOYD COMPANY GLOSSARY OF ABBREVIATIONS AND DEFINITIONS $ : US dollar(s) % : Percent or percentage Smart Sand : Smart Sand, Inc. API : American Petroleum Institute BOYD : John T. Boyd Company CapEx : Capital expenditures COGS : Cost of goods sold Constant Dollar : A monetary measure that is not influenced by inflation and used to compare time periods. Sometimes referred to as “real dollars”. CY : Cubic yards DCF : Discounted Cash Flow Discount Rate : A rate of return used to discount future cash flows based on the return investors expect to receive from their investment. DUC : Drilled but uncompleted gas or oil well. FOB : Free-on-Board Frac Sand : Frac sand is a naturally occurring, high silica content quartz sand, with grains that are generally well rounded and exhibit high compressive strength characteristics relative to other silica sand. It is utilized as a prop or “proppant” in unconventional shale frac well completions. Frac Sand Resource : Frac sand resource is a concentration or occurrence of sand material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as quality specifications, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Frac Sand Reserve : Frac sand reserve is an estimate of tonnage and grade or quality of mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a mineral

2 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Indicated Sand Resource : An Indicated Sand Resource is that part of a Sand Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Sand Resource has a lower level of confidence than that applying to a Measured Sand Resource and may only be converted to a Probable Sand Reserve. IRR : Internal rate-of-return ISO : International Organization for Standardization lb : Pound LOM : Life-of-Mine Measured Sand Resource : A Measured Sand Resource is that part of a Sand Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling, and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Sand Resource has a higher level of confidence than that applying to either an Indicated Sand Resource or an Inferred Sand Resource. It may be converted to a Proven Sand Reserve or to a Probable Sand Reserve. Mesh : A measurement of particle size often used in determining the size distribution of granular material. Mineral Reserve : See “Frac Sand Reserve” Mineral Resource : See “Frac Sand Resource” Modifying Factors : The factors that a qualified person must apply to indicated and measured sand resources and then evaluate to establish the economic viability of sand reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated resources to proven and probable reserves. These factors include, but are not restricted to: mining; processing; metallurgical;

3 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. MSHA : Mine Safety and Health Administration. A division of the U.S. Department of Labor. msl : Mean sea level NOAA : National Oceanic and Atmospheric Administration NSR : New Source Review NTU : Nephelometric turbidity units NPV : Net Present Value NWS : Northern White Sands Probable Sand Reserve : A Probable Sand Reserve is the economically mineable part of an Indicated and, in some circumstances, a Measured Sand Resource. The confidence in the Modifying Factors applying to a Probable Sand Reserve is lower than that applying to a Proven Sand Reserve. Proppant Sand : See “Frac Sand” Proven Sand Reserve : A Proven Mineral Reserve is the economically mineable part of a Measured Sand Resource. A Proven Sand Reserve implies a high degree of confidence in the Modifying Factors. PSI : Pounds per square inch ROM : Run-of-Mine. The as-mined including in-seam clay partings mined with the sand, and out-of-seam dilution. SEC : U.S. Securities and Exchange Commission S-K 1300 : Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission’s Regulation S-K Surficial : Relating to the earths surface or the geology that is on the surface. Ton : Short Ton. A unit of weight equal to 2,000 pounds

4 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY tph : Tons per Hour WTI : West Texas Intermediate Q:\ENG_WP\3555.021 - SS S-K 1300\3555.021A\Glossary.docx

1-1 JOHN T. BOYD COMPANY 1.0 EXECUTIVE SUMMARY 1.1 Introduction BOYD was retained by Smart Sand to complete an independent technical audit of mineral resource and mineral reserve estimates—hereafter referred to as frac sand resource and frac sand reserve estimates—for their active mining operation located in Oakdale, Wisconsin (the “Oakdale Mine”). This report summarizes the results of our audit and satisfies the requirements for Smart Sand’s disclosure of frac sand resources and reserves set forth in Subpart 1300 and Item 601(b)(96) of the SEC’s Regulation S-K (S-K 1300). This is the first technical report summary filed by Smart Sand for the Oakdale Mine. BOYD’s findings are based on our detailed examination of the supporting geologic, technical, and economic information obtained from: (1) Smart Sand provided files, (2) discussions with Smart Sand personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files. Our investigation was performed to obtain reasonable assurance that Smart Sand’s frac sand resource and reserve statements are free from material misstatement. This report provides results of an independent audit concerning Smart Sand’s estimate of the frac sand resources and reserves underlying the Oakdale, Wisconsin property. The basis for these estimates is a volumetric geologic model estimating the reserves and resources compiled by Smart Sand in July 2021. This chapter provides a summary of primary information contained within this technical report summary and is supported by remaining portions of this report including text, figures, and tables. Weights and measurements are expressed in US customary units. Unless noted, the effective date of the information, including estimates of frac sand reserves, is December 31, 2021. 1.2 Property Description Smart Sand’s Oakdale Mine is a surface mining operation located in Monroe County, Wisconsin. Frac sand is extracted from the Mt. Simon Formation and the Wonewoc Formation both extensively mined for frac sand in the area. Smart Sand controls approximately 1,256 contiguous acres of property which is owned fee simple. The general location of this property (the “Oakdale Property”) is provided on Figure 3.1. The Oakdale Mine was one of the first frac sand mines in the area commencing operations in 2012. The mine exploits the Mt. Simon sand formation which generally lies

1-2 JOHN T. BOYD COMPANY at, or below, the water table in the area. Additionally, “bluff mining” occurs on the above grade ridges within the property where Wonewoc Formation sand is mined. 1.3 Geology Northern white sands (NWS) are generally located in the north-central portion of the United States (predominantly in Minnesota, Wisconsin, and Illinois, with lesser amounts in Arkansas and Iowa). NWS is found in poorly cemented Cambrian and Ordovician sandstones and in unconsolidated alluvial deposits locally derived from these sandstones. The Saint Peter, Jordan, Wonewoc, and Mount Simon formations, located in south-central Minnesota into Wisconsin, are the primary sources of NWS, and can be observed in Figure 4.1 which presents the various stratigraphic rock units in Wisconsin. The Oakdale Property is underlain by the Mount Simon Formation, which on a regional basis, ranges in thickness from 300 ft to over 2,000 ft (in Indiana). The Mount Simon sands can be described as poorly consolidated, poorly sorted, fine-grained, quartz sandstone. These sands are typically white in color, but can show a color change to a yellowish-gray or to a grayish-red. The Mount Simon Formation is of Cambrian age and underlying the Mount Simon is pre-Cambrian age granite. Above the Mt. Simon, in the bluffs, is the Wonewoc Formation. The Wonewoc is generally somewhat coarser in grain size than the Mt. Simon, ranges in thickness from 60 ft to 90 ft, and exhibits similar API quality attributes. The surface of the Oakdale Property is overlain by a veneer of poorly sorted glacial till ranging from a few feet to over 30 ft in depth. Beneath the glacial fill is the Mount Simon Formation. Above grade, in the surrounding ridges lies the Wonewoc Formation. Both formations are extensively mined on the property Within the property, the surface topography is predominately flat lying except for the western-southwestern portion of the property where the surface elevation increases as a series of hills or bluffs are present (vertical relief of 125 ft to 150 ft). The size consist of the sand found in the above drainage bluff areas is a coarser mix in comparison to the sands found in the alluvial material and in the in-place below drainage sand formations. Structure of the Mount Simon and Wonewoc formations, on the Oakdale Property, appears to be flat lying with no evidence of faulting or other geologic features. Total thickness of the Mount Simon Formation contained on the property was not determined

1-3

as the deepest drill hole (240 ft in length) was stopped while still in the sandstone formation.

1.4 Exploration

Based on information provided to BOYD by Smart Sand, there have been six different drilling campaigns on the Oakdale Property. The first drilling program commenced in December 2010, and the last drilling program was completed in 2018.

A total of 37 holes were drilled, with 30 of the holes providing sufficient sand core data that was utilized by Smart Sand in their reserve model and subsequently by BOYD to verify the Smart Sand model. Seven of the drill holes were not utilized because of varying reasons, such as insufficient core recovery, hole abandoned, BOYD confirmatory drill holes (duplicated data), and no data provided. Table 1.1 provides additional summary information on the drilling campaigns.

Table 1.1: Oakdale Mine Exploration Drilling Campaign Summary

	Number of	Sand Cores		Drill Holes	
Year	Holes Drilled	Data Used	Thickness (ft)	Not Used	Reason Not Used
2010	2	-	NA	2	Insufficient Core Recovery
2011	13	12	1,581	1	Hole Abandoned
2011-BOYD	3	-	NA	3	Duplicated Results
2012	3	2	330	1	No data provided
2016	12	12	1,765	-	
2018	4	4	965	-	
Total	37	30	4,641	7	

BOYD reviewed the drilling and sampling methodologies utilized in the various exploration campaigns at the Oakdale Property, as well as the equipment utilized, and the sampling, logging, and field work performed. We note that methodologies and procedures indicate that the data obtained were carefully and professionally collected, prepared, and documented in conformance with generally accepted industry standards. BOYD opines that this work is thorough and complete for purposes of evaluating and estimating frac sand resources and reserves on the Oakdale Property.

1.5 Frac Sand Reserves and Quality

This technical report summary provides an estimate of frac sand reserves for Smart Sand's Oakdale Mine in accordance with the requirements set forth in S-K 1300. These estimates were independently audited by BOYD. This report, and previous reports, include a thorough geologic investigation of the property, appropriate modeling of the

JOHN T. BOYD COMPANY

1-4

deposit, development of life-of-mine (LOM) plans, and consideration of the relevant processing, economic (including independent estimates of capital, revenue, and cost), marketing, legal, environmental, socio-economic, and regulatory factors.

Smart Sand's estimated surface mineable frac sand reserves for the Oakdale Property total 250 million saleable product tons, as of December 31, 2021.

Table 1.2 presents the estimated Reserve tons by product (size), that are anticipated to be produced at Smart Sand's Oakdale Property.

Table 1.2: Reserves as of December 31, 2021

Smart Sand Oakdale Property Reserves			
	Tons (000) By Classification		
Mesh Size	Proven	Probable	Total
30/50	48,367	31,785	80,152
50/140	96,818	72,984	169,802
Total	145,186	104,769	249,955

The reported reserves include only frac sand which is reportedly owned as of December 31, 2021. It is BOYD's opinion that extraction of the reported frac sand reserves is technically achievable and economically viable after the consideration of potentially material modifying factors.

Projecting the historic sales volume of approximately 2.8 million tons per year, the operation has an expected LOM of approximately 90 years.

Composite samples collected during the drilling of the initial exploration holes were tested by Stim-Lab for API RP 19C/ISO 13503-2 proppant sand characteristics. Testing was performed on the 20/40, 40/70, and 70/140-mesh product sizes. The test results are presented in Table 1.3.

Table1.3: Oakdale API/ISO Test Results for the DDH-1-10 Composite Sample

	DDH-1-10 Average API/ISO Test Results By Product Size				
Test	Result 20/40-mesh	API RP19C Recommended Specification	Result 40/70-mesh	Result 70/140-mesh*	API RP19C Recommended Specification
Sphericity	0.8	≥ 0.6	0.7	0.7	≥ 0.6
Roundness	0.7	≥ 0.6	0.7	0.6	≥ 0.6
Acid Solubility (%)	0.7	≤ 2.0	0.9	1.3	≤ 3.0
Turbidity (NTU)	30	≤ 250	16	16	≤ 250
K-Value (000 psi)	7	-	9	12	-

* Note: Currently, 70/140-mesh proppant sand material does not have an API/ISO specification.

JOHN T. BOYD COMPANY

1-5 JOHN T. BOYD COMPANY The composited sample testing suggested that the Oakdale Mine produces frac sand products which meet minimum API/ISO recommended testing characteristics. BOYD notes that the Oakdale operation has been selling various frac sand sized products to their E&P and drilling services customers since 2012. 1.6 Operations 1.6.1 Mining The Oakdale Mine property is broadly separated into two sections, the east section and the west section. The property is bisected by the loadout rail spur and access roads entering the site. The office, process plants and unit train loadouts are generally located within the interior of the property. The mine has two distinct mining schemes that are employed at the property. The eastern side of the property generally consists of lowlands with some interspersed wetlands. This area served as the initial mining area for approximately the first five to six years of the operation. Typical excavator and articulated truck method is employed in a series of benches downward. There is very little overburden overlying the sand and the overburden that is stripped is utilized in berms or hauled to a dump area. The sand is drilled and blasted on a very wide pattern to “fluff” or disaggregate the sand grains. The sand is then hauled to a wet process plant located on the eastern side of the property for processing. The pits are continuously dewatered, and the water is pumped into a holding pond at the northeast area of the property prior to sampling and discharging. Currently, and for the immediate future, the majority of the run-of-mine (ROM) sand is mined from the western side of the property. Here, the “bluffs” are mined which generally lie above ground level to approximately 970 ft mean sea level (msl) in elevation. Typical of other Wonewac Formation “bluff” mines, there is little overburden and following vegetation grubbing a bench is drilled and blasted in approximate 50 ft high benches progressing from the highest elevation downward. Excavators load articulated trucks which haul the ROM material to a primary crusher located on the western side of the property. 1.6.2 Processing The Oakdale plant area is actually a series of two wash plants, three dry plants, and three rail loadouts that are centered around the railroad tracks in the interior of the property. The original layout (Wet 1, Dry 1, Loadout 1) was constructed in 2012. An additional dry plant (Dry 2) was subsequently added which was fed by Wet 1. The most recent expansion in Q1 2018 included a new wet plant, dry plant, and loadout on the

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west side of the rail loadout (Wet 2, Dry 3, Loadout 3). This newer plant is where the majority of the sand is now processed and loaded. The adjacent mining pit essentially excavates the higher “bluff” sand material. The east side plants are utilized for incremental production as a “peaking” type facility when demand for product cannot be satisfied from the west side facility. A fourth loadout, which is off site, is for UP bound frac sand product. Figure 1.1 illustrates the Oakdale facility layout.


Wet 2
Rail Loadout 2
Dry 2
Dry 1
Rail Loadout 1
Wet 1
Primary Crusher
Dry 3
Rail Loadout 3
Office/ Shop
Note : Image Source, Google Earth June, 2021.

Figure 1.1: Oakdale Processing Plants and Rail Loadouts

The overall complex has an approximate annual finished product capacity of 5.5 million tons. The entire complex is staffed by approximately 160 employees at the site. This number can fluctuate based on product demand.

The average process yield is reported to be 81.2%; as such, 3.5 million ROM tons are expected to produce approximately 2.8 million tons of finished product per year.

The entire operation conforms to a 2-2 3-2 2-3 rotating shift schedule which uses four teams (crews) and two 12-hour shifts to provide 24/7 coverage. Personnel work an average 42 hours per week. The quarry pit generally operates 12-hours per day utilizing this rotation for the entire operation.

JOHN T. BOYD COMPANY

1-7 JOHN T. BOYD COMPANY 1.6.3 Infrastructure The Oakdale Mine is serviced by three phase power that is routed along County Road CA and into the plant at the southern end of the property. The pipeline providing natural gas supply for the drying equipment is also routed along this corridor. Plant process water is supplied by surface water retention ponds and a backup drilled high capacity well if needed. Additionally, the wash process water is recycled after fines are removed via settling in a series of constructed ponds. As the mine progresses, silt ponds are constructed in mined-out areas. Wastewater from offices and other buildings are collected via holding tanks and disposed of on a regular basis. Potable water is provided by a public water system. On-site facilities include a scale house, office, shop, and a quality laboratory located in the dry process plants. The operation employs approximately 160 people and staffing varies based on production demand. 1.7 Financial Analysis 1.7.1 Market Analysis Although Smart Sand’s market area is essentially all of the energy basins in the United States and western Canada, we have selectively focused on the Permian, Appalachian, and Denver-Julesburg (DJ) as these are target markets for their frac sand. The Oakdale Mine has advantaged delivered cost to the western basins like the DJ as the Oakdale Mine directly loads onto the Canadian Pacific Railway, a very competitive option for westbound sand to the DJ. Oakdale also own a loadout near the mine which enables them to load directly on the Union Pacific Railway, the favored Permian basin rail. The Utica Mine has access to their nearby Burlington Northern rail loadout which greatly complements the Oakdale facility, especially when moving product to the Appalachian (Marcellus-Utica) basin. Therefore, a high-level overview of demand in these basins follows. Permit submissions for horizontal oil and gas wells in the Permian indicate a continuation of strong drilling ahead. According to Infill Thinking, the number of permits

1-8 JOHN T. BOYD COMPANY filed per working rig this summer is tracking at multi-year highs as evidenced in Figure 1.2 below. Figure 1.2: Permian Basin HZ Permit Submissions vs. Rigs Over the previous 52 weeks, rig counts in the Permian are up approximately 111%. This has led to increased production for both crude oil and natural gas. For the same time period, crude oil (barrels per day) and natural gas production (thousand cubic feet per day) in the Permian are up 10% and 9%, respectively. As Figure 1.3 illustrates, Permian daily crude oil production is nearing its pre-pandemic impacted peak, while daily natural gas production in the Permian continues to make new records and now stands at 18.6 billion cubic feet per day. Figure 1.3: Permian Oil Production and Natural Gas Production - 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Oil Production (bbl/d) - 2,000,000 4,000,000 6,000,000 8,000,000 10,000,000 12,000,000 14,000,000 16,000,000 18,000,000 20,000,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Natural Gas Production (Mcf/d)

1-9 JOHN T. BOYD COMPANY According to U.S. Energy Information Administration Drilling Productivity Report, drilled but uncompleted wells (DUCs) in the Permian Basin have declined 43% since peaking in July 2020 (refer to Figure 1.4). These data dovetail with increased crude oil and natural gas production in the basin. Figure 1.4: Permian Drilled but Uncompleted Wells Although a majority of this large basin’s sand is sourced from local sand mines, Northern White, Oakdale quality sand remains an important product for many well applications. 1.7.1.1 Appalachian Basin (Marcellus/Utica Play) and Niobrara Basin (DJ) Although smaller in size than the Permian energy fields, the Appalachian and Niobrara (DJ) are substantial natural gas and oil plays in North America. Unlike the Permian, the Appalachian and Niobrara import the vast majority of the frac sand. Very few, notable in- basin sand operations exist. This creates an advantaged situation for the Oakdale and Utica mines as they are advantaged, transport wise to the basin and there are few substitutes for NWS. Following the energy downturn in 2019 and then Covid shutdown in 2020, the basin wellfield activity appears to be rebounding. Horizontal rigs have stabilized over the past two years as can be seen from Figures 1.5 but gas production per rig is substantially higher. Energy companies are drilling longer laterals and optimizing each well pad - 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Drilled but Uncompleted Wells

1-10 JOHN T. BOYD COMPANY becoming more efficient from a cost perspective and overall natural gas production is stable as can be seen from Figure 1.6. Figure 1.5: Appalachian Rig Count and Production per Rig (Source: EIA) Figure 1.6: Appalachian Gas Production (Source: EIA)

1-11 JOHN T. BOYD COMPANY Similarly, the DJ basin has seen a rebound in rig count since the Covid shutdown. Both gas and oil rig counts have risen but productivity per well has decreased as can be seen in Figure 1.7. Figure 1.7: Niobrara Oil and Gas Rig Count and Productivity (Source: EIA) Overall gas and oil production remains relatively flat in the basin but more wells are being drilled to maintain this capacity. Figure 1.8 illustrates the overall yearly gas and oil production in the basin. Figure 1.8: Niobrara Oil and Gas Production (Source: EIA) Having survived the challenging environment of 2019 and 2020, Smart Sand’s operations should continue to prove viable into the future notwithstanding a sustained and significant energy price collapse. Their low-cost mining scheme, advantaged transport to select basins, and high-quality product help to create an advantage compared with other NWS producers.

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1.7.2 Historic Capital Expenditures, Operating Costs, and Pricing

The Oakdale operation's CapEx, and Historical Sales for the years 2019, 2020, and 2021 (September YTD), is presented in Tables 1.4 and 1.5 below.

Table 1.4: Historical Capital Expenditures

	CapEx ($000)*
Year 2019	10,527
Year 2020	1,737
Sep YTD 2021	1,962
Total	14,227

*Oakdale operation only, excludes transload sites and other locatons/activities.

Table 1.5: Historical Sales Statistics

	Year 2019	Year 2020	SepYTD2021
Tons Sold (000)	2,462	1,779	1,752
Total Revenues ($000)*	103,865	67,827	70,546
Average Sales Price ($ per ton sold)	42.19	38.14	40.26

*Revenues are a mix of point of sale, and as such are not all mine gate prices.

Smart Sand provided BOYD with historical average mine gate pricing (Table 1.6), which eliminates the additional revenue received for transportation services from the mine gate to the customer's delivery point.

Table 1.6: Historical Average Mine Gate Pricing

Average Mine Gate Pricing - $ per ton sold		
Year 2019	Year 2020	Year 2021
25.11	22.89	20.00

Table 1.7, following this page, presents Oakdale's historical cash operating costs for the years 2019, 2020, and 2021 (September YTD). Operating costs represent the costs

JOHN T. BOYD COMPANY

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incurred associated with the mining, ongoing reclamation, wet processing, dry processing, on-site rail loadout, and other related costs.

Table 1.7: Historical Cost of Production

	$ (000)			$ per ton sold		
Cash Operating Costs:	Year 2019	Year 2020	SepYTD2021	Year 2019	Year 2020	SepYTD2021
Wages and benefits	15,837	10,577	8,012	6.43	5.95	4.54
Excavation	5,297	3,135	3,640	2.15	1.76	2.06
Utilities	7,622	4,600	5,029	3.10	2.59	2.85
Equipment	5,834	3,493	2,480	2.37	1.96	1.41
Maintenance	3,863	2,148	1,984	1.57	1.21	1.12
Other costs	2,360	2,410	1,475	0.96	1.36	0.84
Total Cash Operating Costs	40,813	26,362	22,620	16.62	14.82	12.81

Note: Rounding Errors

1.7.3 Projected Sales Revenue, Production Costs, and Capex

Table 1.8 presents BOYD's sales projections for the period 2022 through 2026. The sales price forecast is constant dollar, by product, and is based on current quarter average prices. We opine that these are reasonable price projections.

Table 1.8: Oakdale Sales Projections

	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Tons Sold (000)	2,800	2,800	2,800	2,800	2,800
30/50-Mesh	898	898	898	898	898
50/140-Mesh	1,902	1,902	1,902	1,902	1,902
Revenues ($000)	56,000	56,000	56,000	56,000	56,000
Product Pricing ($ per ton sold)					
Average Price for all products	20.00	20.00	20.00	20.00	20.00

Table 1.9 below, presents the above table's cost projections on a cost per ton sold basis for the years 2022 through 2026.

Table 1.9: Annual Dollars per Ton Sold Cash Cost Projections

	Summary Cash Cost of Goods Sold ($ per ton sold)				
	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Cash Operating Expense:					
Wages and benefits	3.86	3.86	3.86	3.86	3.86
Excavation	2.06	2.06	2.06	2.06	2.06
Utilities	2.85	2.85	2.85	2.85	2.85
Equipment	1.18	1.18	1.18	1.18	1.18
Maintenance	1.12	1.12	1.12	1.12	1.12
Other costs	0.86	0.86	0.86	0.86	0.86
Subtotal Cash Operating Expense	11.93	11.93	11.93	11.93	11.93
Royalty	0.25	0.25	0.25	0.25	0.25
SG&A	4.98	4.98	4.98	4.98	4.98
Final Reclamation Escrow	0.08	0.08	0.08	0.08	0.08
Total Cash Cost of Goods Sold	17.24	17.24	17.24	17.24	17.24

JOHN T. BOYD COMPANY

1-14 JOHN T. BOYD COMPANY Smart Sand provided BOYD with the annual sustaining CapEx estimate of $4 million, which includes maintenance of production equipment as well as other items, for the operation. 1.7.4 Economic Analysis BOYD prepared an economic analysis, as of January 1, 2022, for the Oakdale Operation using the production, sales, and financial projections presented in this report. Our analysis confirms that the operation generates positive cash flows (based on a 12% discount rate), on a pre-tax and after-tax basis, that supports the statement of frac sand reserves herein. Table 1.10 below presents the pre-tax and after-tax cash flow projections based on the proposed LOM production schedule, revenue, cost of goods sold, CapEx, and other estimates discussed above for the Oakdale operation. Table 1.10: Summary Cash Flow Statement Summary Cash Flow Statement ($ 000) 2022 2032 2042 2052 2062 2072 2082 2092 2102 to 2031 to 2041 to 2051 to 2061 to 2071 to 2081 to 2091 to 2101 to 2111 Total Total Tons Sold (000) 28,000 28,000 28,000 28,000 28,000 28,000 28,000 28,000 25,955 249,955 Revenues 560,000 560,000 560,000 560,000 560,000 560,000 560,000 560,000 519,100 4,999,100 COGS 482,617 484,017 485,417 486,817 488,217 489,617 491,017 492,417 461,556 4,361,689 CapEx 40,000 40,000 40,000 40,000 40,000 40,000 40,000 40,000 34,000 354,000 Net Pre-Tax Cash Flow 37,383 35,983 34,583 33,183 31,783 30,383 28,983 27,583 23,544 283,411 Federal and State Income Taxes - - - 7,352 9,185 8,781 8,376 7,972 6,868 48,534 After-Tax Net Cash Flow 37,383 35,983 34,583 25,832 22,598 21,603 20,607 19,612 16,675 234,877 Discounted Cash Flow-Net Present Values (DCF-NPV) on a pre-tax and after-tax basis, using discount rates of 10%, 12%, and 15%, were calculated utilizing the cash flows above. The DCF-NPV values used mid-year discounting and all cash flows were on a constant dollar basis. The pre-tax DCF-NPV ranges from approximately $26.4 million to $38.3 million. The after-tax DCF-NPV ranges from approximately $26.3 million to $37.8 million. Table 1.11 summarizes the results of the pre-tax and after-tax DCF-NPV analyses: DCF-NPV ($ 000) 10% 12% 15% Pre-Tax 38,282 32,382 26,397 After-Tax 37,836 32,171 26,324 Table 1.11: DCF-NPV

1-15 JOHN T. BOYD COMPANY The NPV estimate was made for purposes of confirming the economic viability of the reported frac sand reserves and not for purposes of valuing the Oakdale Mine or its assets. Internal rate-of-return (IRR) and project payback were not calculated, as there was no initial investment considered in the financial model. 1.8 Regulation and Liabilities The Oakdale Mine’s operations are predominantly regulated by a Monroe County, Wisconsin non-metallic reclamation permit which contains detailed reclamation plans for the property. Mine operators must submit annual reports to Monroe County containing information on the reclamation status of their mines and pay annual fees based on the disturbed acres. They must also provide written certification that the reclamation plan is being followed. A significant portion of the Probable Reserves underlie current wetlands areas. These areas will be mitigated if designated wetlands prior to mining. These reserves are not in the current five-year plan. Air emissions are regulated by the Wisconsin Department of Natural Resources, Bureau of Air Management. Smart Sand monitors air emissions and has current permits. Based on our review of information provided by Smart Sand and available public information, it is BOYD’s opinion that the Oakdale Mine’s record of compliance with applicable mining, water quality, and environmental regulations is generally superior for that of the industry. BOYD is not aware of any regulatory violation or compliance issue which would materially impact the frac sand reserve estimate. 1.9 Conclusions It is BOYD’s overall conclusion that Smart Sand’s Oakdale Mine’s frac sand reserves, as reported herein: (1) were prepared in conformance with accepted industry standards and practices, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors. We do not believe there are other relevant data or information material to the Oakdale Property that would render this technical report summary misleading. Our conclusions represent only informed professional judgment. The ability of Smart Sand, or any mine operator, to recover all of the reported frac sand reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and

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permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD's investigations and those reasonably foreseeable.

Q:\ENG_WP\3555.021 - SS S-K 1300\3555.021A\CH-1 - Executive Summary.docx

JOHN T. BOYD COMPANY

2-1 JOHN T. BOYD COMPANY 2.0 INTRODUCTION 2.1 Registrant and Purpose This technical report summary was prepared for Smart Sand in support of their disclosure of frac sand reserves for the Oakdale Mine in accordance with S-K 1300 Regulations. Smart Sand is a publicly traded corporation listed on the NASDAQ (SND) with headquarters in The Woodlands, Texas. Smart Sand commenced operations at their Oakdale Mine in 2012 and expanded their footprint with operations and property in Wisconsin and Illinois. Smart Sand also operates several rail transloads and offers “last mile” solutions with their SmartSystem™ wellsite silo division. Smart Sand’s website is found at www.smartsand.com. 2.2 Terms of Reference Smart Sand retained BOYD to prepare an SEC-compliant technical report summary to support their disclosure of frac sand reserves following S-K 1300 requirements. Our objective was to incorporate the results of the existing technical report along with additional information that we reviewed into a compliant technical report summary. The results of our review, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in Subpart 1300 and Item 601(b)(96) of the SEC’s Regulation S-K. The purpose of this report is threefold: (1) to summarize available information for the subject mining property, (2) to provide the conclusions of our technical audit, and (3) to provide a statement of frac sand resources and reserves for the Oakdale Mine. This is the first technical report summary filed by Smart Sand for the Oakdale Mine. BOYD’s findings are based on our detailed examination of the supporting geologic, technical, and economic information provided by Smart Sand in formulating the estimates of frac sand resources and reserves disclosed in this report. We independently estimated the frac sand resources and reserves from first principles based on third-party exploration information provided to BOYD to verify that the Smart Sand estimated resources and reserves, used as the basis for this report, were reasonable.

2-2 JOHN T. BOYD COMPANY We used standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of mining property evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment. The ability of Smart Sand, or any mine operator, to recover all of the estimated frac sand reserves presented in this report is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable. This report is intended for use by Smart Sand subject to the terms and conditions of its engagement agreement with BOYD. The agreement permits Smart Sand to file this report as a technical report summary with the SEC pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K. Except for the purposes legislated under US securities law, any other uses of or reliance on this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with Smart Sand. The user of this document should ensure that this is the most recent disclosure of frac sand resources and reserves for the Oakdale Mine as it is no longer valid if more recent estimates have been issued. 2.3 Expert Qualifications BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the United States and more than 90 other countries. Our full-time staff comprises mining experts in: civil, environmental, geotechnical, and mining engineering; geology; mineral economics; and market analysis. Our extensive experience in frac sand resources/reserve estimation and our knowledge of the subject property, provides BOYD an informed basis on which to opine on the frac sand reserves available at the Oakdale Mine. An overview of BOYD can be found on our website at www.jtboyd.com. The individuals primarily responsible for this audit and the preparation of this report are by virtue of their education, experience, and professional association considered qualified persons as defined in Subpart 1300 of Regulation S-K.

2-3 JOHN T. BOYD COMPANY Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in Smart Sand, and are not insiders, associates, or affiliates of Smart Sand. The results of our resource/reserve estimate and subsequent audit were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between Smart Sand and BOYD. This report was prepared in return for fees based upon agreed commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by Smart Sand and its representatives. 2.4 Principal Sources of Information Information used in this assignment was obtained from: (1) Smart Sand files, (2) discussions with Smart Sand personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files. The basis for this report is a July 2021 volumetric model compiled by Smart Sand. This model was verified by BOYD and plant production records were utilized to adjust the resources and reserves to year end 2021. Additional information was provided by Smart Sand including: • Financial forecasting models. • Historical information, including: - Production reports and reconciliation statements. - Financial statements. - Product sales and pricing. The data and work papers used in the preparation of this report are on file in our offices. 2.4.1 Site Visits A personal inspection of the Oakdale operation was made by two of BOYD’s senior geology and mining staff—both qualified persons and co-authors of this report—on October 26, 2021. The site visit included: (1) observation of the active mining operations, (2) a tour of the mine site’s surface infrastructure, and (3) a detailed discussion of the Smart Sand volumetric model and mine plan. BOYD’s representatives were accompanied by Smart Sand management who openly and cooperatively answered questions regarding, but not limited to: site geology, mining conditions and operations, equipment usage, labor relations, operating and capital costs, current and proposed processing operations, and frac sand marketing.

2-4 JOHN T. BOYD COMPANY 2.4.2 Reliance on Information Provided by the Registrant In the preparation of this report we have relied, without independent verification, upon information furnished by Smart Sand with respect to: property interests; exploration results; current and historical production from such properties; current and historical costs of operation and production; and agreements relating to current and future operations and sale of production. BOYD exercised due care in reviewing the information provided by Smart Sand within the scope of our expertise and experience (which is in technical and financial mining issues) and concluded the data are valid and appropriate considering the status of the subject property and the purpose for which this report was prepared. BOYD is not qualified to provide findings of a legal or accounting nature. We have no reason to believe that any material facts have been withheld, or that further analysis may reveal additional material information. However, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided by Smart Sand. While we are not responsible for any material omissions in the information provided for use in this report, we do not disclaim responsibility for the disclosure of information contained herein which is within the realm of our expertise. 2.5 Effective Date The frac sand reserves presented in this technical report summary are effective as of December 31, 2021. The report effective date is December 31, 2021. 2.6 Units of Measure The US customary measurement system has been used throughout this report. Tons are dry short tons of 2,000 pounds-mass. Unless otherwise stated, all currency is expressed in constant 2020 US Dollars ($). q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-2 - introduction.docx

3-1 JOHN T. BOYD COMPANY 3.0 PROPERTY OVERVIEW 3.1 Description and Location Smart Sand’s Oakdale Mine surface frac sand mining operation is located on a contiguous block of acres controlled by Smart Sand, in Monroe County, Wisconsin. The subject property is less than 2 miles southwest of the town of Oakdale. Geographically, the Oakdale frac sand processing plant is located at approximately 43°57'5.46” N latitude and 90°24'14.22” W longitude. Figure 3.1 illustrates the location of the Oakdale Property and Mine. 3.2 History The Smart Sand Oakdale Property has operated since 2012 and has mined premium NWS for use in the oil/gas industry. NWS has been extensively mined, via surface mining operations, in the north central area of the United States (predominantly mined in Minnesota, Wisconsin, and Illinois, with lesser amounts mined in Arkansas and Iowa). The primary sources of NWS are from the Saint Peter, Jordan, Wonewoc, and Mt. Simon Formations, which are found in an area ranging from south central Minnesota into Wisconsin. Oakdale’s Mine Safety and Health Administration (MSHA) identification number (4703625) was assigned in 2012, with mining operations commencing in the third quarter 2012. 3.3 Property Control The Oakdale Property comprises approximately 1,256 contiguous acres and are owned in fee by Smart Sand. Ownership information provided by Smart Sand has been accepted as being true and accurate for the purpose of this report. No royalties are paid to former landholders or mineral rights owners. However, a royalty (commission) is paid related to the sale of only 20/70-mesh sized products. 3.3.1 Mineral Ownership Smart Sand owns 100% of the mineral rights to the entire subject property. The current estimated mineable area is approximately 837 acres, or 67% of the total property, after observing setbacks, right of ways, processing areas, and other non-mining acreage.

3-3 JOHN T. BOYD COMPANY 3.3.2 Surface Ownership Smart Sand owns 100% of the surface rights to the entire subject property. 3.4 Adjacent Properties Wisconsin frac sand mining and processing activity occurs in three general regions/districts: the Barron, Blair, and Oakdale districts. Smart Sand’s Oakdale operation is in the Oakdale district. All three districts have seen extensive mining of the sand deposits for purposes of producing frac sand. All currently existing frac sand mining operations are located to the northwest of the Oakdale Mine. 3.5 Regulation and Liabilities Mining and related activities for the Oakdale operation are regulated by five Federal agencies, seven State of Wisconsin agencies, and three Local agencies. 3.6 Accessibility, Local Resources, and Infrastructure Smart Sand’s Oakdale Mine is located near a number of small towns in southwestern Wisconsin. Monroe County and the four surrounding counties have a combined population of over 240,000 people, according to 2020 population estimates for the State of Wisconsin. General access to the Oakdale Mine is via a well-developed network of primary and secondary roads serviced by state and local governments. These roads offer direct access to the mine and processing facilities and are open year-round. Primary vehicular access to the property is via State Route 12, with nearby access to Interstate 90/94. The Oakdale Property has on-site rail access to the Canadian Pacific rail network, and access to the Union Pacific rail network via an off-site transload facility located in Byron Township, approximately 3 miles from the site. The Oakdale operation has access to numerous airports as there are: • Five International airports within a 240-mile radius of the site. • Five Domestic airports within a 120-mile radius of the site. • Six Local airports within a 60-mile radius of the site.

3-4 JOHN T. BOYD COMPANY Sources of three phase electrical power, natural gas, and other miscellaneous materials are readily available. Water supplied to the operation is via various sources such as, on-site wells, on-site ponds, and public water; the operation was issued a public water system permit in 2015. 3.7 Physiography The Oakdale Property is located in the Western Upland, a geographical region that comprises the western half of Wisconsin. The Western Upland region is rugged and hilly and is divided by streams and rivers. The region contains numerous rocky outcrops and small caves. The surface of the Smart Sand property is overlain by a veneer of poorly sorted glacial till ranging from a few feet to over 30 ft in depth. Beneath the glacial fill is the Mt. Simon Formation, one of the primary sources of NWS. Surface topography within the property is predominately flat lying except for the western-southwestern portion of the property where the surface elevation increases, and a series of hills or bluffs are present (vertical relief of 125 ft to 150 ft). 3.8 Climate For the Oakdale operation, average monthly high temperatures range from 28ºF to 83ºF, with June, July, and August being the hottest months. Average monthly low temperatures range from 9ºF to 60ºF, with the months of November, December, January, February, and March exhibiting average lows at or below freezing (32ºF). Average annual rainfall is 3 in. with approximately 75 days of rain. Average annual snowfall is about 38 in. with approximately 23 days of snowfall. Table 3.1 provides National Oceanic and Atmospheric Administration’s (NOAA) monthly average climate data for Monroe County, Wisconsin. Averages Units Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec High Temp ºF 28 31 45 59 70 79 83 80 74 60 46 32 Low Temp ºF 9 10 23 34 46 56 60 58 49 38 28 15 Rainfall inches 0.9 0.9 1.9 3.4 4.4 4.7 4.2 4.3 3.8 2.4 2.0 1.2 days 4 3 5 8 9 9 7 8 7 6 5 4 Snowfall inches 10.0 7.8 6.2 2.1 0.0 0.0 0.0 0.0 0.0 0.1 2.9 9.3 days 6 5 3 1 0 0 0 0 0 0 2 6 Source: National Oceanic and Atmospheric Administration Table 3.1: Climate Data for Oakdale Mine - Monroe County, Wisconsin

4-1 JOHN T. BOYD COMPANY 4.0 GEOLOGY 4.1 Regional Geology NWS are generally located in the north-central portion of the United States (predominantly in Minnesota, Wisconsin, and Illinois, with lesser amounts in Arkansas and Iowa). NWS is found in poorly cemented Cambrian and Ordovician sandstones and in unconsolidated alluvial deposits locally derived from these sandstones. The Saint Peter, Jordan, Wonewoc, and Mount Simon formations, located in south-central Minnesota into Wisconsin, are the primary sources of NWS, and can be observed in Figure 4.1, on the following page, which presents the various stratigraphic rock units in Wisconsin. The Oakdale Property is underlain by the Mount Simon Formation, which on a regional basis, ranges in thickness from 300 ft to over 2,000 ft (in Indiana). The Mount Simon sands can be described as poorly consolidated, poorly sorted, fine-grained, quartz sandstone. These sands are typically white in color, but can show a color change to a yellowish-gray or to a grayish-red. The Mount Simon Formation is of Cambrian age and underlying the Mount Simon is pre-Cambrian age granite. 4.2 Local Stratigraphy The surface of the Oakdale Property is overlain by a veneer of poorly sorted glacial till ranging from a few feet to over 30 ft in depth. Beneath the glacial till is the Mount Simon Formation. Within the property, the surface topography is predominately flat lying except for the western-southwestern portion of the property where the surface elevation increases as a series of hills or bluffs are present (vertical relief of 125 ft to 150 ft). The size consist of the sand found in the above drainage bluff areas is a coarser mix in comparison to the sands found in the alluvial material and in the in-place below drainage sand formations.

4-3 JOHN T. BOYD COMPANY Structure of the Mount Simon Formation, on the Oakdale Property, appears to be flat lying with no evidence of faulting or other geologic features. Total thickness of the Mount Simon Formation contained on the property was not determined as the deepest drill hole (240 ft in length) was stopped while still in the sandstone formation. A cross-section through the deposit is provided in Figure 4.2 (page 4-4). 4.3 Frac Sand Geology Frac sand is a naturally occurring, high silica content quartz sand, with grains that are generally well-rounded. The main difference between frac sand and other sands is that frac sand grains are relatively pure in composition, consisting almost entirely of quartz; other sands have numerous impurities that may be cemented to the quartz grains. The pure quartz composition of frac sand grains, along with being well-rounded and spherical in shape, gives these sands the characteristics (crush strength, high acid solubility, low turbidity) that are branded as premium sands by the drilling service industry. The NWS-Mount Simon sands are generally characterized by a high silica content, high roundness and sphericity, white color, and lack of deleterious material. Because of their monocrystalline structure, these sands have superior grain strength when compared to other silica sands and are suitable for pressure applications generally up to the 9,000 pounds per square inch (psi) range. NWS is not classified as an in-basin frac sand. In-basin frac sands, such as those found in west Texas, are a relatively new extension of the frac sand mining industry. The first in-basin frac sand deposits mined (late-2017) in the United States were in the Permian Basin of Texas. Permian Basin oil and gas exploration and production companies noted favorable results from locally sourced sands, and as such, nearly every other energy basin has gone through a period of exploration to locate suitable local sources of frac sands. Many E&Ps shifted their approach from requiring only premium branded frac sands, such as NWS, to using higher quantities of locally sourced and lower-priced frac sands, with positive results. q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-4 - geology.docx

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5.0 EXPLORATION DATA

5.1 Background

BOYD has been involved with Smart Sand's Oakdale Property since mid-2011. At that time, under BOYD's supervision, three confirmatory drill holes were completed with frac sand core samples submitted to Stim-Lab for API testing. BOYD used the results of this program to confirm prior drilling data on the property and in combination with the prior drill hole data, BOYD was able to map the frac sand deposit and calculate the initial resource estimate for the Oakdale Property.

5.2 Exploration Procedures

5.2.1 Drilling and Sampling

Based on information provided to BOYD by Smart Sand, there have been six different drilling campaigns on the Oakdale Property. The first drilling program commenced in December 2010, and the last drilling program was completed in 2018.

From 2010 to 2018, a total of 37 holes were drilled, with 30 of the holes providing sufficient sand core data that were utilized by Smart Sand in their reserve model and subsequently by BOYD to verify the Smart Sand model. Seven of the drill holes were not utilized for varying reasons, such as, insufficient core recovery, hole abandoned, BOYD confirmatory drill holes (duplicated data), and no data provided. Table 5.1 provides additional summary information on the drilling campaigns.

Table 5.1: Oakdale Mine Exploration Drilling Campaign Summary

	Number of	Sand Cores		Drill Holes	
Year	Holes Drilled	Data Used	Thickness (ft)	Not Used	Reason Not Used
2010	2	-	NA	2	Insufficient Core Recovery
2011	13	12	1,581	1	Hole Abandoned
2011-BOYD	3	-	NA	3	Duplicated Results
2012	3	2	330	1	No data provided
2016	12	12	1,765	-	
2018	4	4	965	-	
Total	37	30	4,641	7	

BOYD reviewed the drilling and sampling methodologies utilized in the various exploration campaigns at the Oakdale Property, as well as the equipment utilized, and the sampling, logging, and field work performed. We note that methodologies and

JOHN T. BOYD COMPANY

5-2 JOHN T. BOYD COMPANY procedures indicate that the data obtained were carefully and professionally collected, prepared, and documented in conformance with generally accepted industry standards. BOYD opines that this work is thorough and complete for purposes of evaluating and estimating frac sand resources and reserves on the Oakdale Property. 5.2.2 Frac Sand Quality Testing Stim-Lab performed sieve analyses on numerous samples taken on the Oakdale Property. In addition, they performed the API RP 19C/ISO 13503-2 proppant sand characteristic tests for sphericity and roundness, acid solubility, crush resistance, and turbidity on several composite samples (DDH-1-10 drilled in 2010, a composite sample of the three BOYD confirmation holes drilled in July 2011, and on the three “bluff” holes drilled in 2012). The DDH-1 composite sample (comprised of sample material from the depth range of 9 ft to 59 ft) had a full suite of tests, while the BOYD hole and “bluff” hole only had sphericity, roundness, and crush resistance tests performed. When the samples were received by Stim-Lab, the general initial preparation was for each sample to be washed, dried (to remove moisture), and disassociated. After which, a composite sieve analysis was conducted on each sample. Composite samples of the anticipated frac sand product sizes, such as 20/40, 30/50, 40/70, and 70/140-mesh, were created and tested per API RP 19C/ISO 13503-2 standards. Results from the various testing performed on the DDH-1 sample from the Oakdale Property is presented in Section 5.3. 5.2.3 Other Exploration Methods No other methods of exploration (such as airborne or ground geophysical surveys) are reported for the Oakdale Property. 5.3 Laboratory Testing Results The relatively uniform nature of the Mount Simon sand formation underlying the Oakdale Property, combined with the results of independent laboratory testing (Stim-Lab) indicated that the Oakdale Property was capable of producing a suite of 20/140-mesh frac sand products that meet customer specifications for frac sand use.

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5.3.1 Grain Size Distribution

Grain size distribution was analyzed according to API RP 19C/ISO 13503-2, Section 6. A table of weighted average grain size distribution of the in situ sand deposit, based on laboratory testing results, is shown in Table 5.2.

Table 5.2: Weighted Average Particle Size Distribution

Approximate In-Place Product Distribution					
% Retained By Mesh Size				% Product	
>30	30/50	50/140	<140	30/50	50/140
7	27	58	8	32	68

The preceding table highlights the relative size mix of the sand found within the Oakdale Property, indicating approximately 85% of the sand particles are concentrated between the "passing 30-mesh" and "retained 140-mesh" size fraction. Moreover, of the 30/140-mesh sand faction, approximately 68% of the marketable product consists of the finer 50/140-mesh sands.

5.3.2 Grain Shape (Sphericity and Roundness)

Grain shape was analyzed according to ISO 13503-2/API RP19C, Section 7. Under this standard, recommended sphericity and roundness values for proppants are 0.6 or greater, and 0.7 or greater for high strength proppants. As part of the grain shape analysis, the presence of grain clusters (weakly cemented grain aggregates) and their approximate proportion in the sample were reported.

5.3.3 Crush Resistance

Crush resistance is a key test that determines the amount of pressure a sand grain can withstand under laboratory conditions for a two-minute duration. The sample was analyzed according to ISO 13503-2/API RP19C, Section 11. Under this standard, the highest stress level (psi) in which the proppant produces no more than 10% crushed fine material is rounded down to the nearest 1,000 psi and reported as the "K-value" of the material.

5.3.4 Acid Solubility

Acid solubility was analyzed according to ISO 13503-2/API RP19C, Section 8. Under this standard, 5 grams of sand is treated with 100 milliliters of 12:3 hydrochloric acid to hydrofluoric acid at 150°F for 30 minutes. The recommended maximum acid solubility for proppants in the 6/12 through 30/50-mesh size range is 2.0%, and for proppants in the 40/70-mesh and finer size range is 3.0%.

JOHN T. BOYD COMPANY

5-4

5.3.5 Turbidity

Turbidity was analyzed according to ISO 13503-2/API RP19C, Section 9. Under this standard, the suggested maximum frac sand turbidity should be equal to or less than 250 nephelometric turbidity units (NTU).

5.3.6 Quality Summary

The DDH-1-10 composite sample gathered during the initial exploration was tested by Stim-Lab for API RP 19C/ISO 13503-2 proppant sand characteristics. Testing was performed on the 20/40, 40/70, and 70/140-mesh product sizes. The test results are presented in Table 5.3.

Table 5.3: Oakdale API/ISO Test Results for the DDH-1-10 Composite Sample

	DDH-1-10 Average API/ISO Test Results By Product Size				
Test	Result 20/40-mesh	API RP19C Recommended Specification	Result 40/70-mesh	Result 70/140-mesh*	API RP19C Recommended Specification
Sphericity	0.8	≥ 0.6	0.7	0.7	≥ 0.6
Roundness	0.7	≥ 0.6	0.7	0.6	≥ 0.6
Acid Solubility (%)	0.7	≤ 2.0	0.9	1.3	≤ 3.0
Turbidity (NTU)	30	≤ 250	16	16	≤ 250
K-Value (000 psi)	7	-	9	12	-

* Currently, 70/140-mesh proppant sand material does not have an API/ISO specification.

The composited sample testing suggested that the Oakdale Mine could produce frac sands which meet minimum API/ISO recommended testing characteristics. BOYD notes that the Oakdale operation has been selling various frac sand sized products to their E&P and drilling services customers since 2012.

5.4 Data Verification

For purposes of this report, BOYD notes that we prepared the initial resource/reserve report for the Oakdale Property in 2012 and have prepared updates (additions or reductions) to the estimated resources and reserves tons through December 31, 2020.

The December 31, 2021, reserve estimate for the Oakdale Property is based on historic drill hole data previously used by BOYD in the preparation of our prior reserve estimates. It is customary in preparing proppant sand resource and reserve estimates to accept basic drilling and quality testing data as provided by the client, subject to the reported results being judged representative and reasonable. As we have judged the drilling and quality data representative and reasonable, we opine that they are still representative and reasonable for use in the December 31, 2021, resource and reserve estimate.

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JOHN T. BOYD COMPANY

6-1 JOHN T. BOYD COMPANY 6.0 FRAC SAND RESOURCES AND RESERVES 6.1 Applicable Standards and Definitions Unless otherwise stated, frac sand resource and frac sand reserve estimates disclosed herein are completed in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “frac sand” to be generally interchangeable within the relevant sections of S-K 1300. Estimates of any mineral resources and reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein. The definition of mineral (frac sand) resource provided by S-K 1300 is: Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Estimates of frac sand resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance) The definition of mineral (frac sand) reserve provided by S-K 1300 is: Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

6-2 JOHN T. BOYD COMPANY Estimates of frac sand reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable. Figure 6.1 shows the relationship between frac sand resources and frac sand reserves. Figure 6.1: Relationship Between Frac Sand Resources and Frac Sand Reserves In this report, the term “frac sand reserves” represent the tonnage of frac sand products that meets customer specifications and will be available for sale after processing of the ROM sand. 6.2 Frac Sand Resources 6.2.1 Methodology BOYD independently prepared estimates of in-place frac sand for the Oakdale Property by performing the following tasks: 1. Available drilling logs and laboratory testing results were reviewed to check for accuracy and to support development of the geologic model. The geologic database utilized for modeling and estimation consists of results of 30 drillholes as the holes from the first campaign were twinned by two campaigns in 2014 and 2016 for verification purposes. Two of the drillholes from the initial drilling campaign were left out, because the accurate locations of the drillholes were not identified in the records. The existing drillhole data were complimented by an excavation sample

6-3 JOHN T. BOYD COMPANY collected more recently. Based on the data from the excavation sample and an adjacent drillhole, a dummy hole was also added to the drillhole dataset to make sure that overburden thickness is modeled properly. The geologic data were imported into Carlson Software, a geologic modeling and mine planning software suite that is widely used and accepted by the mining industry. 2. A geologic model of the deposit was created in Carlson Software using industry-standard grid modeling methods well-suited for simple stratigraphic deposits. The geologic model delineates the top and bottom of the mineable sand horizon and the distribution of the product size fractions across the deposit. The top and bottom of the mineable frac sand interval were established thusly: a. There is minimal overburden material across the property. The top of the mineable sand interval was defined as the current ground surface as provided by several aerial topographic surveys conducted from the beginning of the project until July of 2021. The local pit areas were included and for the areas where the facilities are located, the original LIDAR data were used to define the ground surface to get accurate reserves. b. The bottom of the mineable sand interval was established at an 800 ft level. Although the sand layer extends below the 800 ft level, due to waste material stockpile space constraints, it is unlikely that mining the material below this level is operationally feasible. 3. After reviewing the continuity and variability of the deposit, suitable resources classification criteria were developed and applied as per the discussion in Section 6.2.2. 4. BOYD then reviewed the proposed mining regions identified by Smart Sand. Estimation of the in-place frac sand resources for the Oakdale Property assumes mining operations using standard surface excavation equipment, which is widely utilized for mining of similar deposit types. As such, the estimates were subject to the following setbacks and slope requirements: a. 100 ft inside of property lines. b. Site infrastructures, including the railroad areas and plants were eliminated from the resource areas. 5. A 75 degree highwall with a 30 ft catch bench for every 100 ft drop and a floor elevation of 800 ft. In-place volumes for each of the proposed mining blocks were calculated from the geologic model within Carlson Software. A dry, in-place, bulk density of 125 pounds per cubic foot was used to calculate the in-place tonnage of frac sand. It is based on a density study done by Smart Sand in 2019. The overall mineable area was divided into West and East areas. West area includes two sections with proven reserves (West_1 and West_2 pits) and three sections with probable reserves (West_3, West_4, and West_5 pits). East area consists of two sections with proven reserves (East_1 and East_2 pits) and one section with probable reserves (East_3 pit).

6-4 JOHN T. BOYD COMPANY 6. BOYD then compared the volumetric estimate derived from its geologic modeling to that of the model provided by Smart Sand. The volumetric estimates from the two models were reasonably similar. The Smart Sand volumetric estimate is therefore utilized as the basis for this reserve estimate. 7. BOYD utilized provided production data to reconcile the estimate from date of volumetric estimate to December 31, 2021. 6.2.2 Classification Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality (size fraction) information for the deposit. Resource classification is generally based on the concentration or spacing of exploration data which can be used to demonstrate the geologic continuity of the deposit. When material variations in thickness, depth, and/or sand quality occur between drill holes, the allowable spacing distance between drill holes is reduced. The following drill hole spacing criteria were established by the Qualified Person after review of the available exploration data and geologic models and used to classify the frac sand resources of the Oakdale Mine: Table 6.1: Oakdale Property Drill Hole Spacing Parameters Resource Classification Spacing Requirement (ft) (Nominal Maximum) Measured 1,750 Indicated 3,500 Inferred 7,000 The Qualified Person has determined that all of the estimated frac sand resources within the Oakdale Property are classified as either Measured or Indicated. BOYD is of the opinion that there is a low degree of uncertainty associated with each of the resource classifications. 6.2.3 Frac Sand Resource Estimate There are no reportable frac sand resources excluding those converted to frac sand reserves for the Oakdale Mine. Quantities of frac sand controlled by Smart Sand within the defined boundaries of the Oakdale Property which are not reported as frac sand reserves are not considered to have potential economic viability; as such, they are not reportable as frac sand resources. 6.2.4 Validation BOYD independently estimated in-place frac sand resources for the Oakdale Mine based on the provided drilling, sampling, and testing data obtained by Smart Sand.

6-5 JOHN T. BOYD COMPANY Utilizing industry-standard grid modeling techniques we have estimated volumes of frac sand indicated by such data. Based on the favorable comparison of our estimate to that of Smart Sand’s well-documented geologic exploration and volumetric estimate, we are of the opinion that Smart Sand’s estimate is reasonable and appropriate. Furthermore, it is our opinion that the estimation methods employed are both appropriate and reasonable for the deposit type and proposed extraction methods. 6.3 Frac Sand Reserves 6.3.1 Methodology Estimates of frac sand reserves for the Oakdale Mine were derived contemporaneously with estimates of frac sand resources. To derive an estimate of saleable product tons (proven and probable frac sand reserves), the following modifying factors were applied to the in-place measured and indicated frac sand resources underlying the respective mine plan areas: • The mining recovery factor utilized in the estimates assumes that approximately 5% of the mineable (in-place) frac sand resource will not be recovered for various reasons. Applying this recovery factor to the in-place resource results in the estimated ROM sand tonnage that will be delivered to the wet process plant. • A 95% dry processing recovery, which accounts for losses in the dry processing plant due to minor inefficiencies, was used in the estimate of the reserves. In addition, for each of the mining sections, a wet plant recovery factor, which accounts for removal of out-sized (i.e., larger than 30-mesh and smaller than 140-mesh) sand was derived from sieve analysis results from drilling campaigns. The overall wet plant recovery is 85.5%. The overall product yield (after mining and processing losses) for the Oakdale Mine is estimated at 77.1%. That is, for every 100 tons of in-place frac sand resources mined, approximately 77.1 tons will be recovered and sold as product. At the request of Smart Sand, BOYD utilized provided October – December 2021 production volumes to estimate the frac sand reserves for the Oakdale Mine as of

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December 31, 2021. The following table presents the estimated tons that are anticipated to be produced at Smart Sand's Oakdale Property.

Table 6.2: Mineable and Reserve Tons as of December 31, 2021

Oakdale Property In-Place Resource and Reserve Tons			
	Tons (000)		
	In-Place[a]	Run-of-Mine[b]	Product[c]
West Pit	202,854	192,305	156,210
East Pit	121,736	115,406	93,745
Total	324,590	307,712	249,955

a. In-place tons calculated using an in situ dry density of 125 pcf.
b. ROM tons calculated using a 94.8% mining recovery.
c. Product tons calculated using 95% dry plant and 85.5% wet plant recoveries.

6.3.2 Classification

Proven and probable frac sand reserves are derived from measured and indicated frac sand resources, respectively, in accordance with S-K 1300. BOYD is satisfied that the frac sand reserve classification reflects the outcome of technical and economic studies. Figure 6.2 illustrates the reserve classification of the Oakdale Property frac sand deposit.

6.3.3 Frac Sand Reserve Estimate

Smart Sand's estimated surface mineable frac sand reserves for the Oakdale Property total 250 million saleable product tons, as of December 31, 2021.

The following table presents the estimated Reserve tons by product (size), that are anticipated to be produced at Smart Sand's Oakdale Property.

Table 6.3: Reserves as of December 31, 2021

Smart Sand Oakdale Property Reserves			
	Tons (000) By Classification		
Mesh Size	Proven	Probable	Total
30/50	48,367	31,785	80,152
50/140	96,818	72,984	169,802
Total	145,186	104,769	249,955

The reported reserves include only frac sand which is reportedly owned as of December 31, 2021.

JOHN T. BOYD COMPANY

6-8 JOHN T. BOYD COMPANY The frac sand reserves of the Oakdale Mine are well-explored and defined. It is our conclusion that over 58% of the stated reserves can be classified on the proven reliability category (the highest level of assurance) with the reminder classified as probable. It should be noted that we classified wetlands located at the reserve areas as probable reserves. The estimated product distribution of the frac sand reserves is based on available laboratory gradation test data provided by Smart Sand. Grain size distribution and overall yields may vary based on the depth and location at which mining occurs. The Oakdale Property, and other frac sand operations in the area, have a well-established history of mining and selling frac sand products into the Permian Basin energy fields as well as other regions. BOYD has assessed that sufficient studies have been undertaken to enable the frac sand resources to be converted to frac sand reserves based on current and proposed operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the frac sand reserve estimate. The extent to which the frac sand reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed as warranted. It is the opinion of BOYD that Smart Sand has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the frac sand reserves. Based on our independent estimate and operations review, we have a high degree of confidence that the estimates shown in this report accurately represent the available frac sand reserves controlled by Smart Sand, as of December 31, 2021. q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-6 - mineral resources and reserves.docx

7-1 JOHN T. BOYD COMPANY 7.0 MINING OPERATIONS 7.1 Mining Method The Oakdale Mine property is broadly separated into two sections, the east section and the west section. The property is bisected by the loadout rail spur and access roads entering the site. The office, process plants and unit train loadouts are generally located within the interior of the property. The mine has two distinct mining schemes that are employed at the property. The eastern side of the property generally consists of lowlands with some interspersed wetlands. This area served as the initial mining area for approximately the first five to six years of the operation. Typical excavator and articulated truck method is employed in a series of benches downward. There is very little overburden overlying the sand and the overburden that is stripped is utilized in berms or hauled to a dump area. The sand is drilled and blasted on a very wide pattern to “fluff” or disaggregate the sand grains. The mined sand is crushed then hauled to a wet process plant located on the eastern side of the property for processing. The pits are continuously dewatered, and the water is pumped into a holding pond at the northeast area of the property prior to sampling and discharging. Currently, and for the immediate future, the majority of the ROM sand is mined from the western side of the property. Here, the “bluffs” are mined which generally lie above ground level to approximately 970 ft msl in elevation. Typical of other Wonewac Formation “bluff” mines, there is little overburden and following vegetation grubbing a bench is drilled and blasted in approximate 50 ft high benches progressing from the highest elevation downward. Excavators load articulated trucks which haul the ROM material to a primary crusher located on the western side of the property. Figure 7.1 illustrates the benching and primary crusher on the west side of the property.

7-2 JOHN T. BOYD COMPANY The current mine plan and exploration drilling have projected the pit(s) to extend down to a basement elevation of approximately 800 ft msl. Figure 7.1: West Side “bluff” Mining at Oakdale Typically, blasting occurs twice per week in the pit. The drilling and blasting are contracted to a third-party vendor. 7.2 Mine Schedule, Equipment, and Staffing The entire operation conforms to a 2-2 3-2 2-3 rotating shift schedule which uses four teams (crews) and two 12-hour shifts to provide 24/7 coverage. Personnel work an average 42 hours per week. The quarry pit generally operates on 12 hours daily utilizing this rotation for the entire operation. The primary pit mobile equipment involved in sand excavation includes: • Four Cat 988 loaders. • Two Cat 982 loaders.

7-3 JOHN T. BOYD COMPANY • Eight Volvo A45 haul trucks. • Three Cat 745 haul trucks. • One Cat 390 excavator. • One Cat 349 excavator. • One Volvo 480 excavator. In addition, there are numerous support vehicles (maintenance trucks, skid steers, water truck, etc.) to complement the fleet. 7.3 Mine Production 7.3.1 Historical Mine Production Oakdale predominantly produces 30/50-mesh and 50/140-mesh (100-mesh) frac sand products for sale to destinations served by the Canadian Pacific and Union Pacific railways. All of the finished product is railed to the final destination. The sand is mined, processed, stored, and shipped from one contiguous property. Production from the operation commenced in mid-2012. Recent historic ROM production is as follows: Table 7.1: Historic ROM Production Year Finished Tons (000) 2019 5,133 2020* 2,765 2021 5,760 est * Included Covid period. 7.3.2 Forecasted Production Forecasted ROM sand production is estimated as follows: Table 7.2: Forecasted ROM Production Tons Year 2022 Year 2023 Year 2024 Year 2025 Year 2026 ROM Production tons (000) 3,447 3,447 3,447 3,447 3,447 The average process yield is reported to be 81.2%; as such, 3.5 million ROM tons are expected to produce approximately 2.8 million tons of finished product.

7-4 JOHN T. BOYD COMPANY 7.3.3 Expected Mine Life As of December 31, 2021, the reserve estimate for the Oakdale Mine is estimated at 250 million saleable tons. Projecting an average yearly sales volume of 2.8 million tons per year, the operation has a LOM of approximately 90 years. Figure 7.2: Oakdale Proposed Mine Plan The illustration above depicts the proposed LOM plan for the Oakdale Mine. The LOM plan assumes a steady-state sales volume in the 2.8 to 3.0 million product tons per year range for approximately 85 years through year 2106. Future mine plan production, and hence the longevity of the mine, is directly related to energy market demand for proppant sand. Actual yearly production volumes may, and are likely to, fluctuate significantly based on this demand. 7.3.4 Mining Risk Surface mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and

7-5 JOHN T. BOYD COMPANY operational activities that can temporarily disrupt production activities. Several examples are as follows: • Water accumulations/soft floor conditions. • Process water shortages. • Power curtailments. • Variations in grain size consistency. • Encountering excessive clay and other waste material. • Failures or breakdowns of operating equipment and supporting infrastructure. • Weather disruptions (power outages, dust storms, excessive heat etc.). The above conditions/circumstances can adversely affect production on any given day, but are not regarded as “risk issues” relative to the long-term operation of a mining entity. Instead, these are considered “nuisance items” that, while undesirable, are encountered on a periodic basis at many mining operations. BOYD does not regard the issues listed above as being material to the Oakdale Mine operations or otherwise compromising its forecasted performance. The second type of risk is categorized as “event risk.” Items in this category are rare, but significant occurrences that are confined to an individual mine, and ultimately have a pronounced impact on production activities and corresponding financial outcomes. Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of proposed or operating mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period (measured in months, and perhaps years) and/or result in the sterilization of frac sand reserves. This type of risk is minimal in a relatively simple surface sand mining operation. q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-7 - mining operations.docx

8-1

8.0 PROCESSING OPERATIONS

8.1 Overview

The Oakdale plant area is actually a series of two wash plants, three dry plants, and three rail loadouts that are centered around the railroad tracks in the interior of the property. The original layout (Wet 1, Dry 1, Loadout 1) was constructed in 2012. An additional dry plant (Dry 2) was subsequently added which was fed by Wet 1. The most recent expansion in Q1 2018 included a new wet plant, dry plant, and loadout on the west side of the rail loadout (Wet 2, Dry 3, Loadout 3). This newer plant is where the majority of the sand is now processed and loaded. The adjacent mining pit essentially excavates the higher "bluff" sand material. The east side plants are utilized for incremental production as a "peaking" type facility when demand for product cannot be satisfied from the west side facility. Figure 8.1 illustrates the layout and location of the process and loadout facilities.

The overall complex has an approximate annual finished product capacity of 5.5 million tons.


Wet 2
Rail
Loadout 2
Dry 2
Dry 1
Rail
Loadout 1
Wet 1
Primary
Crusher
Dry 3
Rail
Loadout 3
Office/
Shop
Note : Image Source, Google Earth June, 2021

Figure 8.1 Oakdale Processing Plants and Rail Loadouts

JOHN T. BOYD COMPANY

8-2 JOHN T. BOYD COMPANY There are three major process components which are typical in the frac sand industry. At the Oakdale operation these components include: • Wet Process Plants- These facilities include the west plant (Wet 2) and the east plant (Wet 1). ROM material from the pit is hauled to a primary crusher to reduce oversize before entering the wet plant. Sand that is greater than 30-mesh and less than 140-mesh including silt material is removed in a typical screen/hydrosizer/cycone wet classification system. The resulting 30 x 140-mesh WIP material is stockpiled and decanted before being fed into the dry plants. The silt and fine waste (<140-mesh) is captured in a series of ponds. Plant process water is recycled from these ponds. The plants have a nominal capacity of approximately 3 million tons per year or 650 tons per hour (tph) of WIP material. The west plant produces the majority of the sand and the east plant is utilized during periods of high demand. • Dry Process Plants- The damp 30 x 140-mesh material produced by the wet process plant is loaded into a feed hopper and metered into one of five Carrier fluid bed dryers. Each dryer has a nominal finished capacity of approximately 1.1 million tons per year. Each dryer operates in the 220 tph to 250 tph range of feed input depending on moisture content. Three dryers are located on the east side serving the dry plants and two dryers are located within the west plant. Once the sand is dried it is separated by Rotex multi-deck screens into finished product sizes. The material is then conveyed to storage silos before being loaded predominantly into railcars. The plant produces mainly 30 x 50-mesh, 40 x 70-mesh, and 70 x 140-mesh (100-mesh) products. Figure 8.2 illustrates the east side wet plant and a dry plant. Figure 8.2 East Wet 1 and Dry 2

8-3 JOHN T. BOYD COMPANY • Storage and Loadout- Finished products are stored in 13 product silos (6 at west plant, 7 at east plants). Approximate finished storage capacity of all the silos is 36,000 tons. There are three on-site rail loadouts that service the Canadian Pacific Railway. One loadout is supplied directly by the west plant and the other two loadouts are located on the east side at Dry 1 and Dry 2. There is a nearby fourth rail loadout that services the Union Pacific Railway. Finished product is hauled to this facility by truck. The on-site rail spur is capable of loading unit train shipments and the off- site loadout is a manifest loadout. Figure 8.3 illustrates the two east side loadouts. ` Figure 8.3 East Side Rail Loading Facilities The entire complex is staffed by approximately 160 employees at the site. This number can fluctuate based on product demand. 8.2 Conclusion Based on our review of the Oakdale Mine, it is BOYD’s opinion that the processing methods and existing equipment at the plant will be sufficient for the planned production of frac sand. q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-8 - processing operations.docx

9-1 JOHN T. BOYD COMPANY 9.0 MINE INFRASTRUCTURE The Oakdale Mine is serviced by three phase power that is routed along County Road CA and into the plant at the southern end of the property. The pipeline providing natural gas supply for the drying equipment is also routed along this corridor. Plant process water is supplied by surface water retention ponds and a backup drilled high capacity well if needed. Additionally, the wash process water is recycled after fines are removed via settling in a series of constructed ponds. As the mine progresses, silt ponds are constructed in mined-out areas. Wastewater from offices and other buildings are collected via holding tanks and disposed of on a regular basis. Potable water is provided by a public water system. On-site facilities include a guard house, office, shop, and a quality laboratory located in the dry process plants. The operation employs approximately 160 people and staffing varies based on production demand. The surface facilities currently located at the mine are well constructed and have the necessary capacity/capabilities to support the Oakdale Mine’s near-term and long-term operating plans. Substantial excess production capacity is installed as the nameplate capacity of the facility is approximately 5.5 million tons per year with current yearly sales projected in the 2.8 to 3.0 million tons per year range. q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-9 - infrastructure.docx

10-1 JOHN T. BOYD COMPANY 10.0 MARKET ANALYSIS The frac sand market is driven by unconventional horizontal drilling in the oil and gas industry. In the late 1990s, rapid advances in horizontal drilling and hydraulic fracturing (fracking) in North America ushered in large-scale commercial oil and gas production. This fracking technique has been increasingly successful and modified over time to extract oil and gas held in dense layers of shale rocks, whose low permeability had previously prevented the flow of hydrocarbons. Hydraulic fracturing uses a mixture of water, chemicals, and proppant (natural sand or man-made sand-like substances) to fracture shale rock and release hydrocarbons such as oil, natural gas and natural gas liquids. The proppant acts to keep the fractures open (prop) while the pressurized fluids flow back up the well piping. Wells have become more productive with the addition of horizontal drilling capabilities, longer lateral lengths, and multi-stage fracks. North America’s shale oil industry’s growing competitiveness gained through continuous technology improvement and falling production costs have had major implications on the global energy market. Oilfield service companies, including frac sand producers, made significant cuts in 2020 to survive lower commodity prices because of the COVID-19 pandemic. Figure 10.1 illustrates the CME Group’s West Texas Intermediate (WTI) Crude Oil Annual Average Futures Price. We estimate breakeven pricing for unconventional oil wells in the Permian to be in the $30 to $40 per barrel range, with some areas in the mid $20s per barrel. 2021 WTI futures pricing showed a strong recovery following the 2020 COVID-19 impact. $30.00 $35.00 $40.00 $45.00 $50.00 $55.00 $60.00 $65.00 $70.00 $75.00 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 WTI Crude Oil CME Futures Price ($/bbl) Figure 10.1: WTI Crude Oil CME Futures Price

10-2

Although Smart Sand's market area is essentially all of the energy basins in the United States and western Canada, we have selectively focused on the Permian, Appalachian, and Denver-Julesburg (DJ) as these are target markets for their frac sand. The Oakdale Mine has advantaged delivered cost to the western basins like the DJ as the Oakdale Mine directly loads onto the Canadian Pacific Railway, a very competitive option for westbound sand to the DJ. Oakdale also own a loadout near the mine which enables them to load directly on the Union Pacific Railway, the favored Permian basin rail. The Utica Mine has access to their nearby Burlington Northern rail loadout which greatly complements the Oakdale facility, especially when moving product to the Appalachian (Marcellus-Utica) basin. Therefore, a high-level overview of demand in these basins follows.

10.1 Permian Basin

Permit submissions for horizontal oil and gas wells in the Permian indicate a continuation of strong drilling ahead. According to InfillThinking, the number of permits filed per working rig this summer is tracking at multi-year highs as evidenced in Figure 10.2 below.


Permian Basin HZ Permit Submissions Vs. Rigs
HZ O or G New Well Permit Submitted
Permian Horizontal Rig Count
Permits
Rigs
800
700
600
500
400
300
200
100
0
500
450
400
350
300
250
200
150
100
50
0
Jan-14
Apr-14
Jul-14
Oct-14
Jan-15
Apr-15
Jul-15
Oct-15
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Source: Baker Hughes, TX RRC, InfillThinking.com

Figure 10.2: Permian Basin HZ Permit Submissions vs. Rigs

JOHN T. BOYD COMPANY

10-3 JOHN T. BOYD COMPANY Over the previous 52 weeks, rig counts in the Permian are up approximately 111%. This has led to increased production for both crude oil and natural gas. For the same time period, crude oil (barrels per day) and natural gas production (thousand cubic feet per day) in the Permian are up 10% and 9%, respectively. As Figure 10.3 illustrates, Permian daily crude oil production is nearing its pre-pandemic impacted peak, while daily natural gas production in the Permian continues to make new records and now stands at 18.6 billion cubic feet per day. Figure 10.3: Permian Oil Production and Natural Gas Production According to U.S. Energy Information Administration Drilling Productivity Report, drilled but uncompleted wells (DUCs) in the Permian Basin have declined 43% since peaking in July 2020 (refer to Figure 10.4). These data dovetail with increased crude oil and natural gas production in the basin. Figure 10.4: Permian Drilled but Uncompleted Wells - 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Oil Production (bbl/d) - 2,000,000 4,000,000 6,000,000 8,000,000 10,000,000 12,000,000 14,000,000 16,000,000 18,000,000 20,000,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Natural Gas Production (Mcf/d) - 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Drilled but Uncompleted Wells

10-4 JOHN T. BOYD COMPANY Although a majority of this large basin’s sand is sourced from local sand mines, Northern White, Oakdale quality sand remains an important product for many well applications. 10.2 Appalachian Basin (Marcellus/Utica Play) and Niobrara Basin Although smaller in size than the Permian energy fields, the Appalachian and Nioobrara (DJ) are substantial natural gas and oil plays in North America. Unlike the Permian, the Appalachian and Niobrara import the vast majority of the frac sand. Very few, notable in-basin sand operations exist. This creates an advantaged situation for the Oakdale and Utica mines as they are advantaged, transport wise to the basin and there are few substitutes for NWS. Following the energy downturn in 2019 and then Covid shutdown in 2020, the basin wellfield activity appears to be rebounding. Horizontal rigs have stabilized over the past two years as can be seen on Figure 10.5, but gas production per rig is substantially higher. Energy companies are drilling longer laterals and optimizing each well pad becoming more efficient from a cost perspective and overall natural gas production is stable as can be seen from Figure 10.6. Figure 10.5: Appalachian Rig Count and Production per Rig (Source: EIA)

10-5 JOHN T. BOYD COMPANY Figure 10.6: Appalachian Gas Production (Source: EIA) Similarly, the DJ basin has seen a rebound in rig count since the Covid shutdown. Both gas and oil rig counts have risen but productivity per well has decreased as can be seen in Figure 10.7. Figure 10.7: Niobrara Oil and Gas Rig Count and Productivity (Source: EIA)

10-6

Overall gas and oil production remains relatively flat in the basin, but more wells are being drilled to maintain this capacity. Figure 10.8 illustrates the overall yearly gas and oil production in the basin.


Niobrara Region
Oil production
thousand barrels/day
Oil 0
thousand barrels/day
month over month
1,000
800
600
400
200
0
2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022
Niobrara Region
Natural gas production
million cubic feet/day
Gas +4
million cubic feet/day
month over month
6,000
5,000
4,000
3,000
2,000
1,000
0
2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022
U. S. Energy Information Administration | Drilling Productivity Report
8

Figure 10.8: Niobrara Oil and Gas Production (Source: EIA)

Having survived the challenging environment of 2019 and 2020, Smart Sand's operations should continue to prove viable into the future notwithstanding a sustained and significant energy price collapse. Their low-cost mining scheme, advantaged transport to select basins, and high-quality product help to create an advantage compared with other NWS producers.

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JOHN T. BOYD COMPANY

11-1

11.0 CAPITAL, REVENUES, AND OPERATING COSTS

11.1 Introduction

Smart Sand commenced mining and processing operations at the Oakdale Mine in July 2012. Smart Sand provided BOYD with production, sales, CapEx, and financial data for the years 2019, 2020, and September YTD 2021.

We remind the reader of the significant effect the COVID-19 pandemic had on drilling and fracking activities in the oil & gas industry in 2020.

11.2 Historical Capital Expenditures

The Oakdale operation's CapEx, for the years 2019, 2020, and 2021 (September YTD), is presented in Table 11.1 below.

Table 11.1: Historical Capital Expenditures

	CapEx ($000)*
Year 2019	10,527
Year 2020	1,737
Sep YTD 2021	1,962
Total	14,227

*Oakdale operation only, excludes transload sites and other locatons/activities.

11.3 Historical Revenues and Operating Costs

11.3.1 Historical Revenues

Table 11.2 presents Smart Sand's historical sales data for the years 2019, 2020, and 2021 (September YTD).

Table 11.2: Historical Sales Statistics

	Year 2019	Year 2020	SepYTD2021
Tons Sold (000)	2,462	1,779	1,752
Total Revenues ($000) (a)	103,865	67,827	70,546
Average Sales Price ($ per ton sold)	42.19	38.14	40.26

*Revenues are a mix of point of sale, and as such are not all mine gate prices.

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11-2

Figure 11.1 presents the product sizes sold as a percent of total tons sold. About 90% of the tons sold consists of the finer size 40/70-mesh and 100-mesh products with about 10% of the products sold consisting of the coarser 20/40 and 30/50-mesh products.


Product Size as a % of Total Tons Sold
60%
50%
40%
30%
20%
10%
0%
Year 2019
Year 2020
Sep YTD 2021
30/50-Mesh and Coarser
40/70-Mesh
100-Mesh

Figure 11.1: Product Size as a Percentage of Total Tons Sold

Based on the statistics presented in Table 11.2 above, the average realization ranges from a low of $38.14 per ton sold to a high of $42.19 per ton sold. The revenues and average sales price are not 100% free-on-board (FOB) mine gate but represent a mix of point-of-sale revenues.

Smart Sand provided BOYD with historical average mine gate pricing (Table 11.3), which eliminates the additional revenue received for transportation services from the mine gate to the customer's delivery point.

Table 11.3: Historical Average Mine Gate Pricing

Average Mine Gate Pricing - $ per ton sold		
Year 2019	Year 2020	Year 2021
25.11	22.89	20.00

Over the past three years, the average mine gate prices have decreased from $25.11 per ton in Year 2019 to $20.00 per ton in Year 2021 (September YTD).

JOHN T. BOYD COMPANY

11-3 JOHN T. BOYD COMPANY The Oakdale operation has both contract and spot sales. Figure 11.2 presents annual contract and spot sales as a percent of total tons sold for the years 2019, 2020, and 2021 (September YTD). Figure 11.2: Oakdale Contract and Spot Sales Oakdale’s customer portfolio primarily consists of E&P and Well Services Companies. Figure 11.3 presents Top 5 Customers (as a group) based on total revenues for the years 2019, 2020, and 2021 (September YTD). Figure 11.3: Oakdale Top 5 Customers (Grouped) as a Percentage of Total Revenues Table 11.4 presents Oakdale’s historical cash operating costs for the years 2019, 2020, and 2021(September YTD). Operating costs represent the costs incurred associated 0% 20% 40% 60% 80% 100% Year 2019 Year 2020 Sep YTD 2021 Contract and Spot Sales as a % of Total Revenues Contract Spot 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Year 2019 Year 2020 Sep YTD 2021 Top 5 Customers as a % of Total Revenues

11-4

with the mining, ongoing reclamation, wet processing, dry processing, on-site rail loadout, and other related costs.

Table 11.4: Historical Cost of Production

	$ (000)			$ per ton sold		
Cash Operating Costs:	Year 2019	Year 2020	SepYTD2021	Year 2019	Year 2020	SepYTD2021
Wages and benefits	15,837	10,577	8,012	6.43	5.95	4.54
Excavation	5,297	3,135	3,640	2.15	1.76	2.06
Utilities	7,622	4,600	5,029	3.10	2.59	2.85
Equipment	5,834	3,493	2,480	2.37	1.96	1.41
Maintenance	3,863	2,148	1,984	1.57	1.21	1.12
Other costs	2,360	2,410	1,475	0.96	1.36	0.84
Total Cash Operating Costs	40,813	26,362	22,620	16.62	14.82	12.81

Note: Rounding Errors

Based on the statistics presented in Table 11.4 above, total cash operating costs declined from $16.62 per ton sold in 2019 to $12.81 per ton sold in 2021.

11.4 Projected Production, Sales, and Costs

Smart Sand provided BOYD with production, sales, and cost projections for the Oakdale operation. We reviewed and adjusted the cost projections based on current year and historical financial data. Forecasted financial data, product pricing, and costs are in 2021 constant dollars. BOYD opines that the production and financial projections are reasonable and are likely to be within ± 20% accuracy level.

11.4.1 Production and Sales Projections

Table 11.5 below, presents frac sand production projections for the years 2022 through 2026.

Table 11.5: Oakdale Production Projections

	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
ROM Production (000)	3,447	3,447	3,447	3,447	3,447
Wet Plant Feed	3,447	3,447	3,447	3,447	3,447
Processing Recovery (%)	85.5	85.5	85.5	85.5	85.5
Wet Plant Product	2,947	2,947	2,947	2,947	2,947
Dry Plant Feed	2,947	2,947	2,947	2,947	2,947
Processing Recovery (%)	95.0	95.0	95.0	95.0	95.0
Dry Plant Product	2,800	2,800	2,800	2,800	2,800

Annual forecasted ROM production is based on the dry plant producing 2.8 million tons per year of saleable product after a processing (wet and dry processing plant) loss of

JOHN T. BOYD COMPANY

11-5

approximately 18.8%, as discussed in Chapter 6. Forecasted dry processing plant production is within the operation's current infrastructure capacities and capabilities. Table 11.6 below, presents frac sand sales projections for the years 2022 through 2026.

Table 11.6: Oakdale Sales Projections

	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Tons Sold (000)	2,800	2,800	2,800	2,800	2,800
30/50-Mesh	898	898	898	898	898
50/140-Mesh	1,902	1,902	1,902	1,902	1,902
Revenues ($000)	56,000	56,000	56,000	56,000	56,000
Product Pricing ($ per ton sold)					
Average Price for all products	20.00	20.00	20.00	20.00	20.00

Sales of the projected dry processing plant product are about 32% for 30/50-mesh product and approximately 68% for 50/140-mesh product and are based on reserve product size data provided to BOYD by Smart Sand.

The sales price forecast presented in Table 11.6 above is based on Smart Sand's current year (2021) mine gate pricing discussed above. BOYD opines that these are reasonable price projections.

11.4.2 Operating Cost Projections

Table 11.7 below, presents the cash cost projections for the years 2022 through 2026. These projections were based on a review of historic costs, and SG&A data provided to BOYD by Smart Sand, as well as other information.

Table 11.7: Annual Cash Cost Projections

	Summary Cash Cost of Goods Sold ($000)				
	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Cash Operating Expense					
Wages and benefits	10,800	10,800	10,800	10,800	10,800
Excavation	5,771	5,771	5,771	5,771	5,771
Utilities	7,974	7,974	7,974	7,974	7,974
Equipment	3,307	3,307	3,307	3,307	3,307
Maintenance	3,147	3,147	3,147	3,147	3,147
Other costs	2,400	2,400	2,400	2,400	2,400
Subtotal Cash Operating Expense	33,399	33,399	33,399	33,399	33,399
Royalty	698	698	698	698	698
SG&A	13,944	13,944	13,944	13,944	13,944
Final Reclamation Escrow	221	221	221	221	221
Total Cash Cost of Goods Sold	48,262	48,262	48,262	48,262	48,262

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11-6

BOYD notes that the Oakdale property is owned in fee, and the royalty expense is not paid to a former landowner/mineral owner. The royalty is on only the sales of 20/70-mesh sized products.

Smart Sand provided BOYD with the current estimated final reclamation cost ($19.7 million) of the Oakdale operation/site. BOYD calculated a rate of approximately $0.08 per ton sold to recognize the current estimated cost over the life of the operation.

Table 11.8 below, presents the above table's cost projections on a cost per ton sold basis for the years 2022 through 2026.

Table 11.8: Annual Dollars per Ton Sold Cash Cost Projections

	Summary Cash Cost of Goods Sold ($ per ton sold)				
	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Cash Operating Expense:					
Wages and benefits	3.86	3.86	3.86	3.86	3.86
Excavation	2.06	2.06	2.06	2.06	2.06
Utilities	2.85	2.85	2.85	2.85	2.85
Equipment	1.18	1.18	1.18	1.18	1.18
Maintenance	1.12	1.12	1.12	1.12	1.12
Other costs	0.86	0.86	0.86	0.86	0.86
Subtotal Cash Operating Expense	11.93	11.93	11.93	11.93	11.93
Royalty	0.25	0.25	0.25	0.25	0.25
SG&A	4.98	4.98	4.98	4.98	4.98
Final Reclamation Escrow	0.08	0.08	0.08	0.08	0.08
Total Cash Cost of Goods Sold	17.24	17.24	17.24	17.24	17.24

11.4.3 Projected Capital Expenditures

Smart Sand provided BOYD with the annual sustaining CapEx estimate of $4 million, which includes maintenance of production equipment as well as other items, for the operation.

q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-11 - capital and operating costs - oakdale.docx

JOHN T. BOYD COMPANY

12-1 JOHN T. BOYD COMPANY 12.0 ECONOMIC ANALYSIS 12.1 Introduction Cash flow projections for the Oakdale operation have been generated from the proposed LOM production schedules, revenues, cost of goods sold (COGS), and CapEx estimates discussed in Chapter 11. A summary of the key assumptions used is provided below. • LOM ROM frac sand tons and product tons sold were based on the total frac sand reserve estimate discussed in Chapter 6 of this report. BOYD estimates that the Oakdale operation reserves would be depleted in Year 2111. • Forecasted revenues at the on-site loadout (mine gate) is based on sales of 30/50, 40/70 and 70/140-mesh size products to be delivered to its customer base in the various energy basins. • Operating and Other Costs (as discussed in Chapter 11) include: − Employee wages and benefits. − Excavation. − Utilities. − Equipment. − Maintenance. − Other Operating Expenses. − Royalty. − Selling, General and Administrative. • Reclamation costs include: − Final reclamation cost to reclaim the Oakdale operation/site. • Capital Expenditures (as discussed in Chapter 11) include: − Sustaining/Maintenance. • Taxes are based on: − Federal Business Income Tax Rate of 21%. − Wisconsin State Income Tax Rate of 7.9%. • Adjustments used to determine After-Tax cash flows: − Current depreciation expense was provided by Smart Sand for the Oakdale operation. − Depreciation expense for new fixed assets (from sustaining/maintenance CapEx) are based on a straight-line depreciation calculation using a 10-year asset life. − Operating losses, if any, are carried forward in the tax computation.

12-2

12.2 Economic Analysis

BOYD prepared an economic analysis, as of January 1, 2022, for the Oakdale Operation using the production, sales, and financial projections presented in this report. Our analysis confirms that the operation generates positive cash flows (based on a 12% discount rate), on a pre-tax and after-tax basis, that supports the statement of frac sand reserves herein.

12.2.1 Cash Flow Analysis

Table 12.1 below presents the pre-tax and after-tax cash flow projections based on the proposed LOM production schedule, revenue, cost of goods sold, CapEx and other estimates discussed above for the Oakdale operation.

Table 12.1: Summary Cash Flow Statement

	Summary Cash Flow Statement ($ 000)									
	2022 to 2031	2032 to 2041	2042 to 2051	2052 to 2061	2062 to 2071	2072 to 2081	2082 to 2091	2092 to 2101	2102 to 2111	Total
Total Tons Sold (000)	28,000	28,000	28,000	28,000	28,000	28,000	28,000	28,000	25,955	140,000
Revenues	560,000	560,000	560,000	560,000	560,000	560,000	560,000	560,000	519,100	2,800,000
COGS	482,617	484,017	485,417	486,817	488,217	489,617	491,017	492,417	461,556	2,427,083
CapEx	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	34,000	200,000
Net Pre-Tax Cash Flow	37,383	35,983	34,583	33,183	31,783	30,383	28,983	27,583	23,544	172,917
Federal and State Income Taxes	-	-	-	7,352	9,185	8,781	8,376	7,972	6,868	16,537
After-Tax Net Cash Flow	37,383	35,983	34,583	25,832	22,598	21,603	20,607	19,612	16,675	156,380

DCF-NPV on a pre-tax and after-tax basis, using discount rates of 10%, 12%, and 15%, were calculated utilizing the cash flows above. The DCF-NPV values used mid-year discounting and all cash flows were on a constant dollar basis.

The pre-tax DCF-NPV ranges from approximately $26.4 million to $38.3 million. The after-tax DCF-NPV ranges from approximately $26.3 million to $37.8 million. Table 12.2 summarizes the results of the pre-tax and after-tax DCF-NPV analyses:

Table 12.2: DCF-NPV

	DCF-NPV ($ 000)		
	10%	12%	15%
Pre-Tax	38,282	32,382	26,397
After-Tax	37,836	32,171	26,324

Refer to Table 12.3 on the next page for the detailed LOM cash flow analysis and corresponding pre-tax and after-tax DCF-NPV analyses at a 12% discount rate.

JOHN T. BOYD COMPANY

TABLE 12.3 PRE-TAX AND AFTER-TAX CASH FLOW ANALYSIS SMART SAND - OAKDALE OPERATION Monroe County, Wisconsin Prepared For SMART SAND, INC By John T. Boyd Company Mining and Geological Consultants February 2024 2032 2042 2052 2062 2072 2082 2092 2102 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 to 2041 to 2051 to 2061 to 2071 to 2081 to 2091 to 2101 to 2111 Total Production Statistics (Tons 000): ROM Production off Fee Property 3,447 3,447 3,447 3,447 3,447 3,447 3,447 3,447 3,447 3,447 34,470 34,470 34,470 34,470 34,470 34,470 34,470 31,952 307,712 Processing Statistics (Tons 000): Wet Plant Feed 3,447 3,447 3,447 3,447 3,447 3,447 3,447 3,447 3,447 3,447 34,470 34,470 34,470 34,470 34,470 34,470 34,470 31,952 307,712 Processing Recovery (%) 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 85.5 Wet Plant Product 2,947 2,947 2,947 2,947 2,947 2,947 2,947 2,947 2,947 2,947 29,474 29,474 29,474 29,474 29,474 29,474 29,474 27,321 263,110 Dry Plant Feed 2,947 2,947 2,947 2,947 2,947 2,947 2,947 2,947 2,947 2,947 29,474 29,474 29,474 29,474 29,474 29,474 29,474 27,321 263,110 Processing Recovery (%) 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 95.0 Dry Plant Product 2,800 2,800 2,800 2,800 2,800 2,800 2,800 2,800 2,800 2,800 28,000 28,000 28,000 28,000 28,000 28,000 28,000 25,955 249,955 Overall Processing Recovery (%) 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 81.2 Sales and Financial Data: Saleable Product Tons Sold (000): 30/50-Mesh 898 898 898 898 898 898 898 898 898 898 8,980 8,980 8,980 8,980 8,980 8,980 8,980 8,321 80,161 50/140-Mesh 1,902 1,902 1,902 1,902 1,902 1,902 1,902 1,902 1,902 1,902 19,020 19,020 19,020 19,020 19,020 19,020 19,020 17,634 169,794 Total Tons Sold 2,800 2,800 2,800 2,800 2,800 2,800 2,800 2,800 2,800 2,800 28,000 28,000 28,000 28,000 28,000 28,000 28,000 25,955 249,955 Product Pricing ($ per ton) 30/50-Mesh 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 50/140-Mesh 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 Weighted Average 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 Revenues ($ 000) 30/50-Mesh 17,960 17,960 17,960 17,960 17,960 17,960 17,960 17,960 17,960 17,960 179,600 179,600 179,600 179,600 179,600 179,600 179,600 166,420 1,603,220 50/140-Mesh 38,040 38,040 38,040 38,040 38,040 38,040 38,040 38,040 38,040 38,040 380,400 380,400 380,400 380,400 380,400 380,400 380,400 352,680 3,395,880 Total Sales Revenues 56,000 56,000 56,000 56,000 56,000 56,000 56,000 56,000 56,000 56,000 560,000 560,000 560,000 560,000 560,000 560,000 560,000 519,100 4,999,100 COGS ($ 000): Cash Operating Expense: Wages and benefits 10,800 10,800 10,800 10,800 10,800 10,800 10,800 10,800 10,800 10,800 108,000 108,000 108,000 108,000 108,000 108,000 108,000 102,600 966,600 Excavation 5,771 5,771 5,771 5,771 5,771 5,771 5,771 5,771 5,771 5,771 57,708 57,708 57,708 57,708 57,708 57,708 57,708 53,493 515,157 Utilities 7,974 7,974 7,974 7,974 7,974 7,974 7,974 7,974 7,974 7,974 79,744 79,744 79,744 79,744 79,744 79,744 79,744 73,920 711,872 Equipment 3,307 3,307 3,307 3,307 3,307 3,307 3,307 3,307 3,307 3,307 33,070 33,070 33,070 33,070 33,070 33,070 33,070 31,417 295,977 Maintenance 3,147 3,147 3,147 3,147 3,147 3,147 3,147 3,147 3,147 3,147 31,472 31,472 31,472 31,472 31,472 31,472 31,472 29,173 280,949 Other costs 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 25,400 26,800 28,200 29,600 31,000 32,400 33,800 33,182 264,382 Total Cash Operating Expense 33,399 33,399 33,399 33,399 33,399 33,399 33,399 33,399 33,399 33,399 335,394 336,794 338,194 339,594 340,994 342,394 343,794 323,785 3,034,937 $ per ROM ton 9.69 9.69 9.69 9.69 9.69 9.69 9.69 9.69 9.69 9.69 9.73 9.77 9.81 9.85 9.89 9.93 9.97 10.13 9.86 $ per ton sold 11.93 11.93 11.93 11.93 11.93 11.93 11.93 11.93 11.93 11.93 11.98 12.03 12.08 12.13 12.18 12.23 12.28 12.47 12.14 Royalty 698 698 698 698 698 698 698 698 698 698 6,976 6,976 6,976 6,976 6,976 6,976 6,976 6,467 62,276 $ per ton sold 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 S,G&A 13,944 13,944 13,944 13,944 13,944 13,944 13,944 13,944 13,944 13,944 139,440 139,440 139,440 139,440 139,440 139,440 139,440 129,256 1,244,776 $ per ton sold 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 4.98 Final Reclamation Escrow 221 221 221 221 221 221 221 221 221 221 2,206 2,206 2,206 2,206 2,206 2,206 2,206 2,049 19,700 $ per ton sold 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 0.08 Total COGS 48,262 48,262 48,262 48,262 48,262 48,262 48,262 48,262 48,262 48,262 484,017 485,417 486,817 488,217 489,617 491,017 492,417 461,556 4,361,689 $ per ton sold 17.24 17.24 17.24 17.24 17.24 17.24 17.24 17.24 17.24 17.24 17.29 17.34 17.39 17.44 17.49 17.54 17.59 17.78 17.45 EBITDA 7,738 7,738 7,738 7,738 7,738 7,738 7,738 7,738 7,738 7,738 75,983 74,583 73,183 71,783 70,383 68,983 67,583 57,544 637,411 $ per ton sold 2.76 2.76 2.76 2.76 2.76 2.76 2.76 2.76 2.76 2.76 2.71 2.66 2.61 2.56 2.51 2.46 2.41 2.22 2.55 CapEx ($ 000): Total CapEx 4,000 4,000 4,000 4,000 4,000 4,000 4,000 4,000 4,000 4,000 40,000 40,000 40,000 40,000 40,000 40,000 40,000 34,000 354,000 Net Pre-Tax Cash Flow 3,738 3,738 3,738 3,738 3,738 3,738 3,738 3,738 3,738 3,738 35,983 34,583 33,183 31,783 30,383 28,983 27,583 23,544 283,411 Federal and State Income Taxes - - - - - - - - - - - - 7,352 9,185 8,781 8,376 7,972 6,868 48,534 After-Tax Net Cash Flow 3,738 3,738 3,738 3,738 3,738 3,738 3,738 3,738 3,738 3,738 35,983 34,583 25,832 22,598 21,603 20,607 19,612 16,675 234,877 DCF-NPV Analysis: Pre-Tax Discounted Cash Flows at 12% 3,532 3,154 2,816 2,514 2,245 2,004 1,790 1,598 1,427 1,274 6,928 2,144 662 204 63 19 6 2 32,382 Cumulative Pre-Tax Discounted Cash Flows at 12% 3,532 6,686 9,502 12,017 14,262 16,266 18,056 19,653 21,080 22,354 29,282 31,426 32,088 32,292 32,355 32,374 32,380 32,382 After-Tax Dis\counted Cash Flows at 12% 3,532 3,154 2,816 2,514 2,245 2,004 1,790 1,598 1,427 1,274 6,928 2,144 536 145 45 14 4 1 32,171 Cumulative After-Tax Discounted Cash Flows at 12% 3,532 6,686 9,502 12,017 14,262 16,266 18,056 19,653 21,080 22,354 29,282 31,426 31,962 32,107 32,152 32,165 32,170 32,171 JO H N T. B O Y D C O M PA N Y 12-3

12-4 JOHN T. BOYD COMPANY BOYD notes that the NPV estimate was made for purposes of confirming the economic viability of the reported frac sand reserves and not for purposes of valuing Smart Sand, the Oakdale operation, or its assets. IRR and project payback were not calculated, as there was no initial investment considered in the financial model. Risk is subjective, as such, BOYD recommends that each reader should evaluate the project based on their own investment criteria. 12.2.2 Sensitivity Analyses Sensitivity analyses for the pre-tax and after-tax cash flows considering changes to revenues and COGS/CapEx were prepared using discount rates of 10%, 12%, and 15%. Revenues were adjusted in increments of 5% and range from minus 20% to plus 20% base revenues; the corresponding average sales price would range from $16.00 per ton sold to $24.00 per ton sold, with the base price of $20.00 per ton sold as noted in Table 12.4 below. Average Sales Price $ per ton sold -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% 16.00 17.00 18.00 19.00 20.00 21.00 22.00 23.00 24.00 Table 12.4: Sensitivity Analysis – Average Sales Prices Costs were adjusted in increments of 5% and range from minus 20% to plus 20% base costs. BOYD notes that the royalty expense in COGS was not adjusted (kept constant) in the sensitivity analysis. 12.2.2.1 Pre-Tax Sensitivity Analyses The following three tables (Tables 12.5–12.7) summarize the results of the pre-tax sensitivity analyses performed, which utilize discount rates of 10%, 12%, and 15% and incorporate the changes to revenue and COGS/CapEx discussed above: Table 12.5: Pre-Tax DCF-NPV at 10% Pre-Tax DCF-NPV @ 10% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 29.0 58.4 87.8 117.1 146.5 175.8 205.2 234.6 263.9 -15.0% 2.0 31.3 60.7 90.1 119.4 148.8 178.2 207.5 236.9 -10.0% (25.1) 4.3 33.7 63.0 92.4 121.7 151.1 180.5 209.8 -5.0% (52.1) (22.8) 6.6 36.0 65.3 94.7 124.1 153.4 182.8 0.0% (79.2) (49.8) (20.4) 8.9 38.3 67.6 97.0 126.4 155.7 5.0% (106.2) (76.9) (47.5) (18.1) 11.2 40.6 70.0 99.3 128.7 10.0% (133.3) (103.9) (74.5) (45.2) (15.8) 13.5 42.9 72.3 101.6 15.0% (160.3) (130.9) (101.6) (72.2) (42.9) (13.5) 15.9 45.2 74.6 20.0% (187.4) (158.0) (128.6) (99.3) (69.9) (40.6) (11.2) 18.2 47.5 Revenues CO GS a nd C ap Ex

12-5 JOHN T. BOYD COMPANY Table 12.6: Pre-Tax DCF-NPV at 12% Pre-Tax DCF-NPV @ 12% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 24.6 49.3 74.0 98.7 123.4 148.1 172.8 197.5 222.2 -15.0% 1.9 26.6 51.3 76.0 100.6 125.3 150.0 174.7 199.4 -10.0% (20.9) 3.8 28.5 53.2 77.9 102.6 127.3 152.0 176.7 -5.0% (43.6) (18.9) 5.8 30.4 55.1 79.8 104.5 129.2 153.9 0.0% (66.4) (41.7) (17.0) 7.7 32.4 57.1 81.8 106.5 131.2 5.0% (89.1) (64.5) (39.8) (15.1) 9.6 34.3 59.0 83.7 108.4 10.0% (111.9) (87.2) (62.5) (37.8) (13.1) 11.6 36.3 61.0 85.6 15.0% (134.7) (110.0) (85.3) (60.6) (35.9) (11.2) 13.5 38.2 62.9 20.0% (157.4) (132.7) (108.0) (83.3) (58.6) (33.9) (9.2) 15.4 40.1 Revenues CO G S an d Ca pE x Table 12.7: Pre-Tax DCF-NPV at 15% Pre-Tax DCF-NPV @ 15% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 20.1 40.1 60.1 80.2 100.2 120.2 140.2 160.2 180.2 -15.0% 1.7 21.7 41.7 61.7 81.7 101.8 121.8 141.8 161.8 -10.0% (16.8) 3.2 23.3 43.3 63.3 83.3 103.3 123.3 143.4 -5.0% (35.2) (15.2) 4.8 24.8 44.8 64.9 84.9 104.9 124.9 0.0% (53.7) (33.7) (13.6) 6.4 26.4 46.4 66.4 86.5 106.5 5.0% (72.1) (52.1) (32.1) (12.1) 8.0 28.0 48.0 68.0 88.0 10.0% (90.6) (70.5) (50.5) (30.5) (10.5) 9.5 29.5 49.6 69.6 15.0% (109.0) (89.0) (69.0) (49.0) (28.9) (8.9) 11.1 31.1 51.1 20.0% (127.5) (107.4) (87.4) (67.4) (47.4) (27.4) (7.3) 12.7 32.7 Revenues CO G S an d Ca pE x 12.2.2.2 After-Tax Sensitivity Analyses The following three tables (Tables 12.8–12.10) summarize the results of the after-tax sensitivity analyses performed, which utilize discount rates of 10%, 12%, and 15% and incorporate the changes to revenues and COGS/CapEx discussed above: Table 12.8: After-Tax DCF-NPV at 10% After-Tax DCF-NPV @ 10% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 29.0 56.4 81.4 104.9 126.5 147.4 168.2 189.1 210.0 -15.0% 2.0 31.2 58.4 83.3 106.6 128.0 148.8 169.7 190.6 -10.0% (25.1) 4.3 33.5 60.4 85.1 108.2 129.4 150.3 171.2 -5.0% (52.1) (22.8) 6.6 35.7 62.4 86.9 109.8 130.9 151.8 0.0% (79.2) (49.8) (20.4) 8.9 37.9 64.3 88.7 111.4 132.4 5.0% (106.2) (76.9) (47.5) (18.1) 11.2 40.0 66.3 90.5 112.9 10.0% (133.3) (103.9) (74.5) (45.2) (15.8) 13.5 42.2 68.2 92.3 15.0% (160.3) (130.9) (101.6) (72.2) (42.9) (13.5) 15.9 44.3 70.1 20.0% (187.4) (158.0) (128.6) (99.3) (69.9) (40.6) (11.2) 18.2 46.4 Revenues CO G S an d Ca pE x

12-6 JOHN T. BOYD COMPANY Table 12.9: After-Tax DCF-NPV at 12% After-Tax DCF-NPV @ 12% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 24.6 48.2 69.9 90.2 108.5 126.1 143.6 161.2 178.7 -15.0% 1.9 26.5 49.9 71.5 91.6 109.7 127.3 144.8 162.4 -10.0% (20.9) 3.8 28.4 51.6 73.1 93.0 110.9 128.5 146.0 -5.0% (43.6) (18.9) 5.8 30.3 53.3 74.6 94.3 112.1 129.7 0.0% (66.4) (41.7) (17.0) 7.7 32.2 55.0 76.2 95.6 113.3 5.0% (89.1) (64.5) (39.8) (15.1) 9.6 34.0 56.7 77.8 96.9 10.0% (111.9) (87.2) (62.5) (37.8) (13.1) 11.6 35.9 58.4 79.3 15.0% (134.7) (110.0) (85.3) (60.6) (35.9) (11.2) 13.5 37.7 60.1 20.0% (157.4) (132.7) (108.0) (83.3) (58.6) (33.9) (9.2) 15.4 39.5 Revenues CO G S an d Ca pE x Table 12.10: After-Tax DCF-NPV at 15% After-Tax DCF-NPV @ 15% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 20.1 39.6 57.8 74.9 90.0 104.2 118.4 132.7 146.9 -15.0% 1.7 21.7 41.1 59.2 76.1 90.9 105.2 119.4 133.6 -10.0% (16.8) 3.2 23.2 42.5 60.5 77.2 91.9 106.1 120.4 -5.0% (35.2) (15.2) 4.8 24.8 44.0 61.9 78.3 92.9 107.1 0.0% (53.7) (33.7) (13.6) 6.4 26.3 45.4 63.2 79.4 93.8 5.0% (72.1) (52.1) (32.1) (12.1) 8.0 27.9 46.8 64.5 80.4 10.0% (90.6) (70.5) (50.5) (30.5) (10.5) 9.5 29.4 48.2 65.8 15.0% (109.0) (89.0) (69.0) (49.0) (28.9) (8.9) 11.1 30.9 49.6 20.0% (127.5) (107.4) (87.4) (67.4) (47.4) (27.4) (7.3) 12.7 32.4 Revenues CO G S an d Ca pE x Q:\ENG_WP\3555.021 - SS S-K 1300\3555.021A\CH-12 - Economic Analysis - Oakdale.docx

13-1 JOHN T. BOYD COMPANY 13.0 PERMITTING AND COMPLIANCE 13.1 Permitting The Oakdale Mine’s operations are predominantly regulated by a Monroe County, Wisconsin non-metallic reclamation permit which contains detailed reclamation plans for the property. Mine operators must submit annual reports to Monroe County containing information on the reclamation status of their mines and pay annual fees based on the disturbed acres. They must also provide written certification that the reclamation plan is being followed. A significant portion of the Probable Reserves underlie current wetland areas. These areas will be mitigated as designated wetlands prior to mining. These reserves are not in the current five-year plan. Air emissions are regulated by the Wisconsin Department of Natural Resources, Bureau of Air Management. Smart Sand monitors air emissions and has current permits. The operation also has developed an Environmental Management System and Quality Management System. They have successfully completed an outside surveillance audit of their Environmental Management System to the ISO 14001: 2015 standard on June 21, 2019. 13.2 Compliance Mine safety is regulated by the federal government by MSHA as are all surface mining operations. MSHA inspects the facilities a minimum of twice yearly. Smart Sand’s safety record compares favorably with its regional peers. Based on our review of information provided by Smart Sand and available public information, it is BOYD’s opinion that the Oakdale Mine’s record of compliance with applicable mining, water quality, and environmental regulations is generally superior for that of the industry. BOYD is not aware of any regulatory violation or compliance issue which would materially impact the frac sand reserve estimate. q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-13 - permitting and compliance 12.docx

14-1 JOHN T. BOYD COMPANY 14.0 INTERPRETATION AND CONCLUSIONS 14.1 Findings Based on our independent technical review and geoscientific study of the Oakdale Mine, BOYD concludes: • Sufficient data have been obtained through the site exploration and sampling program and mining operations to support the geological interpretations of seam thickness, grain size distribution and API quality for the portions of the sand underlying the controlled property. The data are of sufficient quantity and reliability to reasonably support the sand resource and sand reserve estimates in this technical report summary. • Estimates of proppant sand reserves reported herein are reasonably and appropriately supported by technical studies, which consider mining plans, revenue, and operating and capital cost estimates. • The 249.9 million product tons of frac sand reserves (as of December 31, 2021) identified on the property are economically extractable under reasonable expectations of market volumes and pricing for proppant sand products, estimated operation costs, and capital expenditures. • There is no other relevant data or information material to the Oakdale Mine that is necessary to make this technical report summary not misleading. 14.2 Significant Risks and Uncertainties As with any mining project there are certain inherent risks associated with the overall operation of a facility. Smart Sand has sufficiently mitigated operational risk through obtaining sufficient geologic sampling information and analysis. Additionally, Smart Sand has engineered the processing plant to include parallel duplicate process circuits which significantly increases plant availability. However, it should be noted that frac sand is generally marketed exclusively to the energy industry which has historically been a volatile industry. q:\eng_wp\3555.021 - ss s-k 1300\3555.021a\ch-14 - conclusions.docx